Exhibit 10.1

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CREDIT AGREEMENT

dated as of

August 8, 2013

by and among

BLACK RIDGE OIL & GAS, INC.

a Nevada corporation

as Borrower

and

CADENCE BANK, N.A.

as Lender

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Exhibit A – Request for Loan

Exhibit B – Compliance Certificate

Schedule 10.4 – Disclosure Legal Actions, Suits or Proceedings Pending or Threatened

Schedule 10.8 – Adverse Agreements

Schedule 10.20 – Working Interest and Net Revenue Interest

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CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated as of August 8, 2013, is by and between Black Ridge Oil & Gas, Inc., a Nevada corporation (the “Borrower”), and CADENCE BANK, N.A., a national banking association (“Lender”).

R E C I T A L S:

1. The Borrower has requested that Lender extend to it a senior secured revolving line of credit in the maximum aggregate principal amount of Fifty Million and No/100 Dollars ($50,000,000.00).

2. The Lender, subject to the terms and conditions of this Agreement, has agreed to extend the said line of credit.

NOW, THEREFORE, in consideration of the mutual covenants hereunder set forth, Borrower and Lender do hereby covenant, agree, and obligate themselves as follows:

Article I.
DEFINITIONS AND ACCOUNTING TERMS

Section 1.1 Defined Terms.

As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“After-Acquired Property” shall mean oil and gas properties or interests in mineral leases acquired by Borrower after the date hereof.

“Agreement” shall mean this Credit Agreement, as the same may from time to time be amended, modified, supplemented, or restated and in effect from time to time.

“Base Rate” shall mean the greater of (i) the base rate of interest established from time to time by the Lender as its “prime” lending rate on corporate loans, which is not necessarily the lowest rate charged by Lender, or (ii) the LIBOR Rate applicable to a LIBOR Interest Period of thirty (30) days plus the applicable LIBOR Margin, with either such rate to be adjusted automatically on and as of the effective date of any change in the Lender’s prime rate or the LIBOR Rate applicable to a LIBOR Interest Period of thirty (30) days, as the case may be.

“Base Rate Interest Period” shall mean, with respect to any Base Rate Loan, the period ending on the last day of each month, provided, however, that (i) if any Base Rate Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, and (ii) if any Base Rate Interest Period would otherwise end after the Termination Date, such Interest Period shall end on the Termination Date.

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“Base Rate Margin” shall mean, with respect to each Base Rate Loan: (i) 1.00% per annum whenever Borrowing Base Usage is less than 30.00%; (ii) 1.25% per annum whenever Borrowing Base Usage is greater than or equal to 30.00% but less than 60.00%; or (iii) 1.50% per annum whenever Borrowing Base Usage is greater than or equal to 60.00%.

“Base Rate Loans” shall mean any Loan during any period which bears interest based upon the Base Rate plus the Base Rate Margin.

“Borrowing Base Amount” shall mean the amount available to Borrower at any time based upon the valuation of the Mortgaged Properties, projected oil and gas prices, underwriting factors, and any other factors deemed relevant by Lender in its sole and reasonable discretion, computed in accordance with and subject to the limitations of Section 2.2 hereof.

“Borrowing Base Usage” shall mean the quotient of (a) the sum of all amounts outstanding pursuant to Loans under the Loan Commitment plus the face amount of all outstanding Letters of Credit issued by Lender under Section 2.4 hereof, divided by (b) the Borrowing Base Amount then in effect.

“Borrowing Date” shall mean the date elected by the Borrower pursuant to Section 2.2 hereof for a Loan.

“Business Day” shall mean a day other than a Saturday, Sunday or legal holiday for commercial banks under the laws of the State of Texas or a day on which national banks are authorized to be closed in Houston, Texas.

“Capital Lease Obligations” shall mean any Debt represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Chambers Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated of even date herewith by and between Lender and Chambers Energy Management, L.P.

“Collateral” shall mean, collectively, (i) the Mortgaged Properties, (ii) the Collateral, as that term is defined in the Security Agreement, and (iii) any interest in any kind of property or assets pledged, mortgaged or otherwise subject to an Encumbrance in favor of Lender pursuant to the Collateral Documents.

“Collateral Coverage Ratio” shall have the same meaning as that given to such term under the Second Lien Credit Agreement.

“Collateral Documents” shall collectively refer to the Mortgage, the Security Agreement and any and all other documents now or hereafter executed in which an Encumbrance is created on any property of Borrower or of any other Person to secure payment of the Indebtedness (or any part thereof) of Borrower to Lender under this Agreement and the other Loan Documents.

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“Current Assets” shall mean the total of Borrower’s current assets, including the amounts available for borrowing under the Borrowing Base Amount, determined in accordance with GAAP. Current assets will not include the non-cash effects, if any, of marking to market Hedging Agreements pursuant to SFAS No. 133.

“Current Liabilities” shall mean the total of Borrower’s current liabilities, excluding outstanding principal amounts due under the Loan Commitment, determined in accordance with GAAP. Current Liabilities will not include (i) the effects, if any, of Hedging Agreements pursuant to SFAS No. 133, and (ii) outstanding principal amounts due under the Loan Commitment.

“Current Ratio” shall mean the ratio of Current Assets to Current Liabilities.

“Debt” shall mean without duplication: (i) indebtedness for borrowed money; (ii) the face amounts of all outstanding standby and commercial letters of credit and bankers acceptances, matured or unmatured, issued on behalf of Borrower; (iii) guaranties of the debt of any other Person, whether direct or indirect, whether by agreement to purchase the indebtedness of any other Person or by agreement for the furnishing of funds to any other Person through the purchase or lease of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) in each case for the purpose of paying or discharging the debt of any other Person; and (iv) the present value of all Capital Lease Obligations.

“Default” shall mean an event which with the giving of notice or the lapse of time (or both) would constitute an Event of Default hereunder.

“Dollars” and “$” shall mean lawful money of the United States of America.

“EBITDAX” shall mean for any period, without duplication, the sum of Borrower’s net income for such period plus the following expenses, charges, or income to the extent deducted from or added to net income in such period: interest, income taxes, depreciation, depletion, amortization, unrealized losses from financial derivatives, exploration expenses and other similar non-cash charges, minus all non-cash income, including but not limited to, income from unrealized financial derivatives, added to net income.

“Encumbrances” shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on common law, statute or contract. The term “Encumbrance” shall also include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting property.

“Environmental Laws” shall mean any federal, state, local or tribal statute, law, rule, regulation, ordinance, code, permit, consent, approval, license, written policy or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, injunction, consent decree or judgment, or other authorization or requirement whenever promulgated, issued or modified, including the requirement to register underground storage tanks, well plugging and abandonment requirements, and oil and gas waste disposal requirements relating to:

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(i) emissions, discharges, spills, migration, movement, releases or threatened releases of pollutants, contaminants, Hazardous Materials, or hazardous or toxic materials or wastes into or onto soil, land, ambient air, surface water, ground water, watercourses, publicly owned treatment works, drains, sewer systems, wetlands or septic systems;

(ii) the use, treatment, storage, disposal, handling, manufacturing, transportation, or shipment of Hazardous Materials or hazardous and/or toxic wastes, material, products or by-products containing Hazardous Materials (or of equipment or apparatus containing Hazardous Materials); or

(iii) otherwise relating to pollution or the protection of human health or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., as amended, the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as amended, the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801 et seq., as amended, the Clean Water Act, 33 U.S.C. §§ 1251 et seq., as amended, the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., as amended, the Clean Air Act, 42 U.S.C. §§ 7401 et seq., as amended, the federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., as amended, the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq., as amended, the Atomic Energy Act, 42 U.S.C. §§ 2011 et seq., as amended, the Natural Gas Pipeline Safety Act of 1968, 49 U.S.C. § 1671 et seq., as amended, the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.C.S. §§ 136 et seq., as amended, and the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq., as amended, and all comparable statutes of the States of Louisiana and Texas, and all comparable local Governmental Requirements in such state, and other environmental, conservation or protection laws in effect in any jurisdiction where any of the Mortgaged Properties of Borrower are located.

“Environmental Liabilities” shall mean any and all liabilities, responsibilities, obligations, charges, actions (formal or informal), claims (including, without limitation, claims for personal injury or for property damage), liens, administrative proceedings, damages (including, without limitation, loss or damage resulting from the occurrence of an Event of Default), punitive damages, consequential damages, treble damages, penalties, fines, monetary sanctions, interest, court costs, response and remediation costs, stabilization costs, encapsulation costs, treatment, storage, or disposal costs, groundwater monitoring or environmental sampling costs, other causes of action and any other costs and expenses (including, without limitation, reasonable attorneys’, experts’, and consultants’ fees, costs of investigation and feasibility studies and disbursements in connection with any investigative, administrative or judicial proceeding), whether direct or indirect, known or unknown, absolute or contingent, past, present or future arising under, pursuant to or in connection with any Environmental Law, or any other binding obligation of such Person requiring abatement of pollution or protection of human health and the environment.

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“Environmental Lien” shall mean a Lien in favor of any Governmental Authority for (i) any liability under Environmental Laws or (ii) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Hazardous Material into the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default” shall mean individually, collectively and interchangeably any of the Events of Default set forth below in Section 13.1 hereof.

“Existing Credit Agreement” shall mean that certain Amended and Restated Secured Revolving Credit Agreement, dated as of September 5, 2012, by and between Borrower and Dougherty Funding LLC, a Delaware limited liability company, as the same has been amended or otherwise modified prior to the Initial Funding Date.

“Initial Funding Date” shall mean the date on which each of the conditions set forth in Section 9.2 is either satisfied or waived by the Lender.

“GAAP” shall mean, at any time, accounting principles generally accepted in the United States as then in effect.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Governmental Requirement” shall mean any applicable state, federal or local law, statute, ordinance, code, rule, regulation, order or decree.

“Guaranty” shall mean a continuing guaranty executed by a Person after the date of this Agreement in favor of Lender guaranteeing payment of the Indebtedness and all amendments and/or restatements of any such guaranty.

“Guarantor” shall mean any Person who executes a Guaranty.

“Hazardous Materials” shall mean (i) hazardous materials, hazardous wastes, and hazardous substances including, but not limited to, those substances, materials and wastes listed in the United States Department of Transportation Hazardous Materials Table, 49 C.F.R. § 172.101, as amended, or listed by the federal Environmental Protection Agency as hazardous substances under or pursuant to 40 C.F.R. Part 302, as amended, or substances, materials, contaminants or wastes which are or become regulated under any Environmental Law, including without limitation, those substances, materials, contaminants or wastes as defined in the following statutes and their implementing regulations: the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., as amended, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., as amended, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended, the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as amended, the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended, the federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., as amended, the Occupational Safety and Health Act, 2 U.S.C. § 651 et seq., as amended, the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., as amended and the Natural Gas Pipeline Safety Act of 1968, 49 U.S.C. § 1671 et seq., as amended; (ii) all substances, materials, contaminants or wastes listed in all comparable statutes of the States of Louisiana and Texas and in comparable local Governmental Requirements of Law in such states; (iii) acid gas, sour water streams or sour water vapor streams containing hydrogen sulfide or other forms of sulphur, sodium hydrosulfide and ammonia; (iv) Hydrocarbons; (v) natural gas, synthetic gas, and any mixtures thereof; (vi) asbestos and/or any material which contains one percent (1.0%) or more, by weight, of any hydrated mineral silicate, including but not limited to chrysotile, amosite, crocidolite, tremolite, anthophylite and/or actinolite, whether friable or non-friable; (vii) PCBs or PCB containing materials or fluids; (viii) radon; (ix) naturally occurring radioactive material, radioactive substances or waste; (x) salt water and other oil and gas wastes; and (xi) any other hazardous or noxious substance, material, pollutant, emission, or solid, liquid or gaseous waste.

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“Hedging Agreement” shall mean any swap agreement, cap, floor, collar, exchange transaction, forward agreement, or other exchange or protection agreement relating to Hydrocarbons or any option with respect to any such transaction.

“Hydrocarbons” shall mean all oil, crude oil and petroleum products, gas and other liquid or gaseous hydrocarbons.

“Indebtedness” shall mean, at any time, collectively, all obligations, indebtedness, and liabilities, whether now existing or arising in the future, of Borrower to Lender (or in the case of a Rate Management Transaction, any affiliate of Lender) pursuant to a Hedging Agreement or other commodity or price management transaction, Reimbursement Obligations, obligations of Borrower under Rate Management Transactions (including all renewals, extensions, modifications, and substitution thereof and therefor) and all cancellations, buy backs, reversals, terminations, or assignments of Rate Management Transactions, and the indebtedness of Borrower evidenced by the Note, including principal, interest, costs, expenses and reasonable attorneys’ fees and all other fees and charges, together with all commitment fees and other indebtedness and costs and expenses for which Borrower is responsible under this Agreement or under any of the Loan Documents.

“Interest Payment Date” shall mean (i) for a Base Rate Loan, the last Business Day of each month such Loan is outstanding, and (ii) for a LIBOR Loan, the last LIBOR Business Day of each LIBOR Interest Period for such Loan.

“Interest Period” shall mean any Base Rate Interest Period or LIBOR Interest Period.

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“Leases” shall mean all present and future oil, gas and mineral leases or interests therein now owned or hereafter acquired by Borrower that form part of the Mortgaged Properties.

“Lender” shall mean Cadence Bank, N.A., and its respective successors and assigns.

“Letters of Credit” shall mean the letters of credit issued by the Lender pursuant to Section 2.4 hereof.

“Liabilities” shall mean, as to any Person, all indebtedness, liabilities and obligations of such Person, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and whether or not required to be considered pursuant to GAAP.

“LIBOR Business Day” shall mean any date other than Saturday, Sunday or a day on which banking institutions are generally authorized or obligated by law or executive order to close in the City of London, England.

“LIBOR Interest Period” shall mean, with respect to any LIBOR Loan, initially, the period commencing on the date such LIBOR Loan is made and ending one, two, or three months thereafter as selected by Borrower pursuant to Section 2.3 and thereafter, each period commencing on the day following the last day of the next preceding Interest Period applicable to such LIBOR Loan and ending one, two or three months thereafter, as selected by Borrower pursuant to Section 3.2; provided, however, that (i) if any LIBOR Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless the result of such extension would be to extend such Interest Period into the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day; (ii) if any LIBOR Interest Period begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) such Interest Period shall end on the last Business Day of a calendar month; and (iii) any LIBOR Interest Period which would otherwise expire after the Termination Date, shall end on the Termination Date.

“LIBOR Loan” shall mean any Loan during any period which bears interest at the LIBOR Rate plus the LIBOR Margin.

“LIBOR Margin” shall mean, with respect to each LIBOR Loan: (i) three percent (3.00%) per annum whenever the Borrowing Base Usage is less than thirty percent (30%); (ii) three and a quarter percent (3.25%) per annum whenever the Borrowing Base Usage is greater than or equal to thirty percent (30%) but less than sixty percent (60%); or (iii) three and a half percent (3.50%) per annum whenever the Borrowing Base Usage is greater than or equal to sixty percent (60%).

“LIBOR Rate” shall mean with respect to any LIBOR Interest Period, the offered rate for U.S. Dollar deposits of not less than One Million and No/100 Dollars ($1,000,000.00) as of 11:00 A.M. City of London, England time two LIBOR Business Days prior to the first date of each LIBOR Interest Period as shown on the display designated as “British Bankers Assoc. Interest Settlement Rates” on the Telerate system (“Telerate”), Reuters Screen LIBOR 01 Page, or such other page or pages as may replace such pages on Telerate for the purpose of displaying such rate, rounded upwards, if necessary to the nearest one sixteenth percent (1/16%) and adjusted for the maximum cost of reserves, if any. Provided, however, that if such rate is not available on Telerate then such offered rate shall be otherwise independently obtained by the Lender from an alternate, substantially similar independent source available to the Lender or shall be calculated by the Lender by substantially similar methodology as that theretofore used to determine such offered rate in Telerate.

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“Loan Commitment” shall mean the commitment of Lender under the Agreement to extend a senior secured revolving line of credit to Borrower in the total amount equal to the lesser of Fifty Million and No/100 Dollars ($50,000,000.00) or the Borrowing Base Amount.

“Loan Documents” shall mean this Agreement, the Note, the Collateral Documents, any Guaranties and any other Related Documents.

“Loans” shall mean, collectively, the loans extended from Lender to Borrower from time-to-time under the Loan Commitment and all amounts funded by Lender from time-to-time under the Letters of Credit.

“Material Adverse Effect” shall mean an event which causes a material adverse effect on the business, assets, operations or condition (financial or otherwise) of the Borrower and/or the Mortgaged Properties.

“Maximum Rate” shall mean, at any particular time in question, the maximum non usurious rate of interest which may then be charged on the Loans or any other obligations hereunder under applicable law, as such law may be interpreted, amended, revised, supplemented or enacted. If such Maximum Rate changes after the date hereof, the Maximum Rate shall be automatically increased or decreased, as the case may be, without notice to Borrower from time to time as the effective date of each change in such Maximum Rate.

“Mortgage” shall individually, collectively, and interchangeably mean (a) that certain Mortgage, Line of Credit Mortgage, Multiple Indebtedness Mortgage, Fixture Filing, Assignment of As-Extracted Collateral, Security Agreement and Financing Statement by Borrower in favor of Lender dated of even date herewith affecting Borrower’s mineral interests in North Dakota, as the same may be amended, supplemented, and/or restated from time to time and in effect; (b) that certain Mortgage, Line of Credit Mortgage, Multiple Indebtedness Mortgage, Fixture Filing, Assignment of As-Extracted Collateral, Security Agreement and Financing Statement by Borrower in favor of Lender dated of even date herewith affecting Borrower’s mineral interests in Montana, as the same may be amended, supplemented, and/or restated from time to time and in effect; and (c) any and all mortgages, security agreements, and/or deeds of trust executed after the date of this Agreement by Borrower (or any other Person) as security for the Indebtedness, as the same may be amended, supplemented and/or restated from time to time and in effect.

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“Mortgaged Properties” shall mean the property and interests of Borrower that are encumbered by the Mortgage.

“Net Revenue Interest” shall mean that portion of production attributable to the owner of a Working Interest after deduction for all royalty burdens, overriding royalty burdens or other burdens on production, except severance, production, and other similar taxes.

“Note” shall mean collectively (a) the promissory note of even date herewith by Borrower, in the maximum aggregate principal amount of Fifty Million and No/100 Dollars ($50,000,000.00), payable to the order of Lender, and (b) any and all modifications, renewals, and/or extensions of the foregoing promissory note.

“Permitted Encumbrances” shall have the meaning ascribed to such term in Section 12.4 hereof.

“Person” shall mean an individual or a corporation, limited liability company, partnership, trust, joint venture, incorporated or unincorporated association, joint stock company, government, or an agency or political subdivision thereof, or other entity of any kind.

“Purchase Money Indebtedness” shall mean Debt incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Debt assumed in connection with the acquisition of any such assets or secured by an Encumbrance on any such assets prior to the acquisition thereof, and any extension, renewal or replacement of any such Debt.

“Rate Management Transaction” shall mean any transaction (including an agreement with respect thereto) now existing or hereafter entered into between Borrower and Lender or an affiliate thereof which is an interest rate protection agreement, foreign currency exchange agreement or other interest or interest rate hedging agreement entered into in the ordinary course and not for speculative purposes.

“Reimbursement Obligations” shall mean at any time, the obligations of Borrower, in respect of all Letters of Credit then outstanding to reimburse amounts paid by Lender in respect of any drawing or drawings under a Letter of Credit.

“Related Documents” shall mean and include individually, collectively, interchangeably and without limitation all promissory notes, credit agreements, loan agreements, guaranties, security agreements, mortgages, collateral mortgages, deeds of trust, and all other instruments and documents, whether now or hereafter existing, executed in connection with the Indebtedness.

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“Release” shall mean any release, spill, emission, leak, injection, deposit, disposal, discharge, dispersal, leaching or migration of any Hazardous Materials into the environment or into or out of any real property of a Person granting a Mortgage, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater and/or land which could reasonably be expected to form the basis of an Environmental Liability against such Person.

“Remedial Action” shall mean any action to (i) clean up, remove, treat or in any other way address Hazardous Materials in the environment, (ii) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials so they do not mitigate or endanger or threaten to endanger public health or welfare or the environment or (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Request for Loan” shall mean Borrower’s request for a Loan.

“Second Lien Credit Agreement” shall mean that certain Second Lien Credit Agreement dated of even date herewith by and among Borrower, the lenders from time to time parties thereto and Chambers Energy Management, L.P., as agent.

“Security Agreement” shall mean that certain Security Agreement dated of even date herewith made by the Borrower in favor of Lender.

“Solvent” shall mean, when used with respect to any Person on a particular day, that on such date (a) the fair value of the assets of such Person is greater than the total amount of liabilities, including without limitation, contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business; (d) such Person does not intend to, and does not believe that it will, incur debts and liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all of the facts and circumstances existing at such time, represents the amount that can be reasonably expected to become an actual or matured liability.

“Subject Business” shall mean the exploration, development, exploitation and production of natural gas and crude oil, and the purchase of interests therein or related thereto.

“Subsidiary” means, with respect to any Person (the “holder”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the holder in the holder’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity, a majority of whose outstanding voting securities shall at any time be owned by the holder or one more Subsidiaries of the holder.

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“Termination Date” shall mean the earlier to occur of (a) August 8, 2016, or (b) the date of termination of the Loan Commitment pursuant to Article XIII hereof.

“UCC” shall mean the Uniform Commercial Code in the State of Texas, as amended from time to time, provided that if by reason of mandatory provisions of law, the perfection or effect of perfection or non-perfection of Lender’s Encumbrances against the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Texas, then “UCC” means the Uniform Commercial Code as the same may be amended from time to time and in effect in such other jurisdiction.

“Working Interest” shall mean an interest owned in an oil, gas, and mineral lease that determines the cost-bearing percentage of the owner of such interest.

Section 1.2 Accounting Terms.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and all financial data submitted pursuant to this Agreement shall be prepared in all material respects in accordance with GAAP.

Article II.
LOAN COMMITMENT

Section 2.1 Loans.

Subject to the terms and conditions of this Agreement, Lender agrees to make Loans to Borrower from time to time under the Loan Commitment in accordance with the terms of this Agreement during the period from the date hereof until the Termination Date; provided, however, that at no time shall the sum of the aggregate principal amount of such Loans to Borrower at such time outstanding exceed the Borrowing Base Amount then in effect. Within the limits set forth herein, Borrower may borrow from Lender hereunder, repay any and all such Loans as hereinafter provided, and reborrow thereunder; provided, however, each Loan, subject to availability under the Borrowing Base Amount, shall be in an amount not less than Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00). Borrower’s obligation to repay the Loans made by Lender shall be evidenced by the Note.

Section 2.2 The Borrowing Base Amount.

The initial Borrowing Base Amount is hereby fixed at $7,000,000.00. Subject to the terms of this Section 2.2, it is agreed and understood that Lender will re-evaluate and re-establish the Borrowing Base Amount, subject to Lender’s sole and complete discretion, on a semi-annual basis on each April 1 and October 1, commencing April 1, 2014; provided that, the Borrowing Base Amount shall also be re-established in accordance with this sentence on December 1, 2013, based on the engineering report delivered on or before November 1, 2013 and dated as of September 30, 2013 to be provided pursuant to Section 11.1(d) of this Agreement. The Borrowing Base Amount also is subject, in Lender’s sole and complete discretion, to one unscheduled redetermination of the Borrowing Base Amount between each scheduled semi-annual redetermination by Lender. Borrower, at its option also may request (and Lender shall promptly thereafter perform) one unscheduled Borrowing Base Amount redetermination between each scheduled semi-annual redetermination by Lender. All of the foregoing determinations and valuations shall be based upon the engineering reports required by Section 11.1(d) below and performed in accordance with Lender’s normal practices and standards for oil and gas loans as may exist at the particular time of determination and valuation. Notwithstanding the foregoing, Lender is not obligated under any circumstances to establish the Borrowing Base Amount based solely on oil and gas valuation data for the Mortgaged Properties. The Borrowing Base Amount shall never exceed Fifty Million and No/100 Dollars ($50,000,000.00).

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Section 2.3 Manner and Notice of Borrowing Under the Loan Commitment.

A Request for Loan under the Loan Commitment may be made by Borrower, in writing (including by email or facsimile transmission) to Lender or by telephone, promptly confirmed in writing (including by email or facsimile transmission), and such requests shall be fully authorized by Borrower if made by any one of the persons designated by Borrower in writing to Lender. The form of Request for Loan is attached hereto as Exhibit A, and includes a designation by the Borrower of the Borrowing Date. Lender shall have the right, but not the obligation, to verify any telephone requests by calling the person who made the request at the telephone number designated by Borrower in writing to Lender. A Request for Loan must be received by not later than 11:00 a.m. (Central Time) one Business Day prior to the Borrowing Date. Not later than 2:00 p.m. (Central Time) on the Borrowing Date, Lender shall make available to the Borrower the aggregate amount of such requested Loan by crediting same to the checking account designated by Borrower and mailing the resulting credit advice to Borrower. Each Request for Loan shall specify whether such Loan is a LIBOR Loan or Base Rate Loan. Lender shall not incur any liability to Borrower in acting upon any Request for Loan referred to above which Lender believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of Borrower or for otherwise acting in good faith under this Section 2.3. Upon funding of Loans by Lender in accordance with this Agreement, pursuant to any such Request for Loan, Borrower shall have effected Loans hereunder. Lender’s copy of such credit advice indicating such deposit to the account of Borrower shall be deemed conclusive evidence of Borrower’s indebtedness to Lender in connection with such borrowing, absent manifest error. The aggregate outstanding amount of principal and interest due by Borrower at any given time under the Note shall be and constitute the Indebtedness of Borrower to Lender thereunder.

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Section 2.4 The Letters of Credit.

On the terms and conditions hereinafter set forth, Lender shall from time to time during the period beginning on the date of this Agreement and ending on the Termination Date, upon request of Borrower, issue standby letters of credit for the account of Borrower in such amounts as Borrower may request but not to exceed in the aggregate face amount at any time outstanding the sum of Two Million and No/100 Dollars ($2,000,000.00) (subject to the additional limitations on the amounts thereof set forth in Section 2.5 below), each such letter of credit shall have an expiry date no later than the earlier of one year from the date of issuance or the Termination Date, whichever occurs first (the “Letters of Credit”). Borrower hereby unconditionally agrees to pay and reimburse Lender for the amount of each payment under any Letter of Credit that is in substantial compliance with the provisions of such Letter of Credit at or prior to the date on which payment is made by Lender to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind. Upon receipt from any beneficiary of any Letter of Credit of any demand for payment under such Letter of Credit, Lender shall promptly notify Borrower of the demand and the date upon which such payment is to be made by Lender to beneficiary in respect of such demand. Forthwith upon receipt of such notice from Lender, the Borrower shall advise Lender whether or not it intends to borrow under the Loan Commitment to finance its obligations to reimburse Lender, and if so, submit a Request for Loan as provided in Section 2.3 hereof. Notwithstanding any inference to the contrary, Borrower shall not be required to pay interest on the face amount of any Letter of Credit issued pursuant to this Section 2.4 and the following Section 2.5, unless and until Lender is required to make a payment under any such Letter of Credit.

Section 2.5 Procedure for Obtaining Letters of Credit.

The amount and date of issuance, renewal, extension or re-issuance of a Letter of Credit pursuant to Section 2.4 shall be designated by Borrower’s written request delivered to Lender at least three (3) Business Days prior to the date of such issuance, renewal, extension or re-issuance. Concurrently with or promptly following the delivery of the request for a Letter of Credit, the Borrower shall execute and deliver to Lender an application and agreement with respect to the Letter of Credit, said application and agreement to be in the form customarily used by Lender. The terms of this Agreement shall control in case of any conflict between the terms of this Agreement and Lender’s form of application and agreement with respect to Letters of Credit. Lender shall not be obligated to issue, renew, extend or reissue such Letters of Credit if (i) Lender does not approve the requested form of the Letter of Credit or any of the terms thereof, such approval not to be unreasonably withheld; (ii) the amount thereon when added to the amount of the outstanding Letters of Credit exceeds Two Million and No/100 Dollars ($2,000,000.00); or (iii) the amount thereof when added to the total outstanding Loans under the Loan Commitment would exceed the Borrowing Base Amount then in effect. Borrower agrees to pay Lender a fee for the issuance of each Letter of Credit, which fee shall be due and payable by Borrower to Lender upon issuance of each Letter of Credit by Lender and on each anniversary date of such issuance while such Letter of Credit is outstanding. The said fee shall be a per annum fee in an amount equal to the applicable LIBOR Margin at the time times the face amount of the Letter of Credit for such period (calculated separately for each Letter of Credit).

Section 2.6 Use of Proceeds.

Borrower shall use the proceeds of the Loans (i) to refinance existing senior debt, (ii) for direct investment in oil and gas properties, and (iii) for general working capital purposes, including the issuance of Letters of Credit.

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Section 2.7 Note.

The Loans shall be evidenced by the Note in the aggregate face amount of Fifty Million and No/100 Dollars ($50,000,000.00). Notwithstanding the face amount of the Note, the actual principal amount due from Borrower to Lender on account of the Note, as of any date of computation, shall be the sum of Loans then and theretofore made on account thereof, less all principal payments actually received by Lender in collected funds with respect thereto.

Section 2.8 Payment of the Note.

Subject to the requirements of Article VII below, interest on the unpaid principal balance of the Note shall be payable on each Interest Payment Date and on the Termination Date. Subject to the requirements of Article VII below, the outstanding principal due under the Note resulting from Loans shall be due and payable on the Termination Date.

Article III.
INTEREST RATES

Section 3.1 Base Rate Loans.

On Base Rate Loans, Borrower agrees to pay interest calculated on the basis of a year consisting of 365/366 days with respect to the unpaid principal amount of each Base Rate Loan from the date the proceeds thereof are made available to Borrower, as set forth herein, until maturity (whether by acceleration or otherwise), at a varying rate per annum equal to the lesser of (i) the Maximum Rate and (ii) the Base Rate plus the Base Rate Margin. Past due principal, to the extent permitted by law, shall bear interest, payable upon demand, at the lesser of (i) the Maximum Rate and (ii) Base Rate plus 3.5% per annum.

Section 3.2 LIBOR Loans.

On LIBOR Loans, Borrower agrees to pay interest calculated on the basis of a year consisting of 360 days with respect to the unpaid principal amount of each LIBOR Loan from the date the proceeds thereof are made available to Borrower until maturity (whether by acceleration or otherwise), at a varying rate per annum equal to the lesser of (i) the Maximum Rate and (ii) the LIBOR Rate plus the LIBOR Margin. Past due principal, to the extent permitted by law, shall bear interest, payable on demand, at the lesser of (i) the Maximum Rate and (ii) a rate equal to the sum of the LIBOR Rate plus the LIBOR Margin plus 3.5% per annum. Upon three Business Days written notice prior to the making by Lender of any LIBOR Loan (in the case of the initial Interest Period therefor) or the expiration date of each succeeding Interest Period (in the case of subsequent Interest Periods therefor), Borrower shall have the option, subject to compliance by Borrower with all of the provisions of this Agreement, as long as no Event of Default exists, to specify whether the Interest Period commencing on any such date shall be a one, two, or three month period. If Lender shall not have received timely notice of a designation of such Interest Period as herein provided, Borrower shall be deemed to have elected to convert all maturing LIBOR Loans to Base Rate Loans.

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Section 3.3 Interest Rate Determination.

Lender shall determine each interest rate applicable to any Base Rate Loan or LIBOR Loan and its determination shall be conclusive absent error. Lender shall notify Borrower of each interest rate determination within a reasonable time after each such determination.

Section 3.4 Conversion Option.

Borrower may elect from time to time (i) to convert all or any part of its LIBOR Loans to Base Rate Loans by giving Lender irrevocable notice of such election in writing prior to 10:00 a.m. (Houston, Texas time) on the conversion date and such conversion shall be made on the requested conversion date, provided that any such conversion of LIBOR Loan shall only be made on the last day of the LIBOR Interest Period with respect thereof, and (ii) to convert all or any part of its Base Rate Loans to LIBOR Loans by giving Lender irrevocable written notice of such election three Business Days prior to the proposed conversion and such conversion shall be made on the requested conversion date or, if such requested conversion date is not a Business Day on the next succeeding Business Day. Any such conversion shall not be deemed a prepayment of any Note or a prepayment of any of the Loans for purposes of this Agreement.

Article IV.
CHANGE OF CIRCUMSTANCES

Section 4.1 Unavailability of Funds or Inadequacy of Pricing.

In the event that, in connection with any proposed LIBOR Loan, Lender determines, which determination shall, absent error, be final, conclusive and binding upon all parties, due to changes in laws since the date hereof, adequate and fair means do not exist for determining the LIBOR Rate or such rate will not accurately reflect the costs to Lender of funding LIBOR Loans for such LIBOR Interest Period, the Lender shall give notice of such determination to Borrower, whereupon, until Lender notifies Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of Lender to make, continue or convert Loans into LIBOR Loans shall be suspended, and all loans to Borrower shall be Base Rate Loans during the period of suspension.

Section 4.2 Change in Laws.

If at any time after the date hereof any new Governmental Requirements or any change in existing Governmental Requirements or in the interpretation by any Governmental Authority, central bank, or comparable agency charged with the administration or interpretation thereof, of any new or existing Governmental Requirements shall make it unlawful for the Lender to make or continue to maintain or fund LIBOR Loans hereunder, then Lender shall promptly notify Borrower in writing of Lender’s obligation to make, continue or convert Loans into LIBOR Loans under this Agreement shall be suspended until it is no longer unlawful for Lender to make or maintain LIBOR Loans. Upon receipt of such notice, Borrower shall either repay the outstanding LIBOR Loans owed to Lender, without penalty, on the last day of the current Interest Periods (or, if Lender may not lawfully continue to maintain and fund such LIBOR Loans, immediately), or Borrower may convert such LIBOR Loans at such appropriate time to Base Rate Loans.

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Section 4.3 Increased Cost or Reduced Return.

(i) If, after the date hereof, the adoption of any applicable Governmental Requirements, or any change in any applicable Governmental Requirements, or any change in the interpretation or administration thereof by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Lender with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank, or comparable agency:

(A) shall subject Lender to any tax, duty, or other charge with respect to any LIBOR Loans, the Note, or its obligation to make LIBOR Loans, or change the basis of taxation of any amounts payable to such Lender under this Agreement, or the Note, in respect of any LIBOR Loans (other than franchise taxes and taxes imposed on the overall net income of such Lender);

(B) shall impose, modify, or deem applicable any reserve, special deposit, assessment, or similar requirement (other than reserve requirements, if any, taken into account in the determination of the LIBOR Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, Lender, including the Loan Commitment hereunder; or

(C) shall impose on Lender or on the London interbank market any other condition affecting this Agreement or the Note or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to Lender of making, converting into, continuing, or maintaining any LIBOR Loans or to reduce any sum received or receivable by Lender under this Agreement or the Note with respect to any LIBOR Loans, then pursuant to Section 4.3(v) Borrower shall pay to Lender such amount or amounts as will compensate Lender for such increased cost or reduction. If Lender requests compensation by Borrower under this Section 4.3, Borrower may, by notice to Lender, suspend the obligation of Lender to make or continue LIBOR Loans, or to convert all or part of the Base Rate Loans owing to Lender to LIBOR Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of this Section 4.3 shall be applicable); provided that any such suspension shall not affect the right of such Lender to receive the compensation so requested.

(ii) If, after the date hereof, Lender shall have determined that the adoption of any applicable Governmental Requirements regarding capital adequacy or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on the capital of Lender or any corporation controlling Lender as a consequence of Lender’s obligations hereunder to a level below that which Lender or such corporation could have achieved but for such adoption, change, request, or directive (taking into consideration its policies with respect to capital adequacy), then from time to time pursuant to Section 4.3(v) Borrower shall pay to Lender such additional amount or amounts as will compensate Lender for such reduction.

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(iii) Lender shall promptly notify Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 4.3 and will designate a separate lending office, if applicable, if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of Lender, be otherwise disadvantageous to it. If Lender claims compensation under this Section 4.3, Lender shall simultaneously furnish to Borrower a statement setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, Lender may use any reasonable averaging and attribution methods.

(iv) If Lender gives notice to the Borrower pursuant to Section 4.3 hereof, Lender shall simultaneously give to the Borrower a statement signed by an officer of Lender setting forth in reasonable detail the basis for, and the calculation of such additional cost, reduced payments or capital requirements, as the case may be, and the additional amounts required to compensate Lender therefor.

(v) Within fifteen (15) days after receipt by Borrower of any notice referred to in Section 4.3, Borrower shall pay to Lender such additional amounts as are required to compensate Lender for the increased cost, reduced payments or increased capital requirements identified therein, as the case may be; provided, that Borrower shall not be obligated to compensate Lender for any increased costs, reduced payments or increased capital requirements to the extent that Lender incurs the same prior to a date six months before Lender gives the required notice.

Section 4.4 Breakage Costs.

Without duplication under any other provision hereof, if Lender incurs any actual loss, cost or expense, including, without limitation, any loss of profit and loss, cost, expense or premium reasonably incurred by reason of the liquidation or re-employment of deposits or other funds acquired by Lender to fund or maintain any LIBOR Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to Lender as a result of any of the following events other than any such occurrence as a result in the change of circumstances described in Section 4.1 and Section 4.2:

(i) any payment, prepayment or conversion of a LIBOR Loan on a date other than the last day of its LIBOR Interest Period (whether by acceleration, prepayment or otherwise); or

(iii) any failure by Borrower to borrow, continue, prepay or convert to a LIBOR Loan on the dates specified in a notice given pursuant to this Agreement;

then Borrower shall within fifteen (15) days after demand pay to Lender such amount as will reimburse Lender for such loss, cost or expense. If Lender makes such a claim for compensation, it shall simultaneously furnish to Borrower a statement setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such statement shall be conclusive and binding absent manifest error.

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Section 4.5 Discretion of Lender as to Manner of Funding.

Notwithstanding any provisions of this Agreement to the contrary, Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder, except as may otherwise be provided in this Article IV, shall be made as if Lender had actually funded and maintained each LIBOR Loan through the purchase of deposits having a maturity corresponding to the last day of the LIBOR Interest Period applicable to such LIBOR Loan and bearing an interest rate to the applicable interest rate for such LIBOR Period.

Article V.
FEES

Section 5.1 Facility Fee.

Borrower shall pay to Lender a facility fee of 0.90% of the initial Borrowing Base Amount, which fee shall be payable by Borrower to Lender upon execution of this Agreement. In addition, Borrower shall pay to Lender an additional facility fee of 0.90% of the incremental amount of any future increase to the Borrowing Base Amount, and such fee shall be payable by Borrower upon Borrower’s acceptance of said increase; provided, however, that if the Borrowing Base Amount is reduced and then reinstated to a higher amount, the additional facility fee will be applicable only to the incremental amount, if any, by which the higher amount exceeds the previous highest Borrowing Base Amount within the past twelve months. Borrower hereby authorizes Lender to debit any account of Borrower maintained with Lender for collection of the foregoing facility fees.

Section 5.2 Letter of Credit Fee.

Borrower shall pay to Lender a per annum fee for each Letter of Credit as provided in Section 2.5 of this Agreement.

Section 5.3 Unused Fee.

Borrower shall pay to Lender a per annum unused fee of 0.50% of the unused portion of the Borrowing Base Amount. The unused fee will be payable quarterly in arrears on the last day of each fiscal quarter, commencing September 30, 2013. The unused portion of the Borrowing Base Amount shall be determined on a daily basis by subtracting from the Borrowing Base Amount the total outstanding amount (including issued and outstanding Letters of Credit) under the Loan Commitment, and by averaging said daily amounts for the period for which the fee is to be determined. Borrower hereby authorizes Lender to debit its account maintained with Lender for collection of the unused fee.

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Section 5.4 Engineering Fee.

Borrower shall pay to Lender a fee of $10,000.00 for each unscheduled determination of the Borrowing Base Amount requested by Borrower. Borrower hereby authorizes Lender to debit its account maintained with Lender for collection of said fee.

Article VI.
CERTAIN GENERAL PROVISIONS

Section 6.1 Payments.

All payments of principal, interest, fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to Lender at its office at 3500 Colonnade, Suite 600, Birmingham, Alabama 35243, Attention: Loan Operations Department, or at such other location that Lender may from time to time designate in writing to Borrower, in each case in immediately available funds.

Section 6.2 No Offset, Etc.

All payments by Borrower hereunder and under any of the other Loan Documents shall be made without setoff and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon Borrower with respect to any amount payable by them hereunder or under any of the other Loan Documents, Borrower will pay to Lender, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable Lender to receive the same net amount which Lender would have received on such due date had no such obligation been imposed upon Borrower. Borrower will deliver promptly to Lender certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by Borrower hereunder or under such other Loan Documents.

Section 6.3 Principal Amount of Note.

Borrower acknowledges and understands that notwithstanding the stated principal amount of the Note, Lender’s obligation to fund Loans is limited for all purposes to the terms and conditions of this Agreement, including but not limited to, availability under the Borrowing Base Amount then in effect.

Section 6.4 Rate Management Transactions.

Borrower is permitted to enter into Rate Management Transactions with Lender and/or an affiliate of Lender.

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Section 6.5 Calculation of Fees.

The fees set forth in Article V above will be calculated on the basis of a year consisting of 360 days.

Article VII.
PREPAYMENTS

Section 7.1 Voluntary Prepayments.

Borrower may at any time and from time to time, without premium or penalty, prepay Base Rate Loans. Borrower may at any time and from time to time, without penalty or premium subject to Section 4.4 hereof, prepay LIBOR Loans outstanding upon at least three (3) Business Days’ notice to Lender. Upon Borrower’s written request for a cancellation of this Agreement, the prepayment in full of the Loans and the payment by Borrower to Lender of all other amounts arising hereunder, including all amounts due Lender pursuant to Section 4.4 hereof, and the delivery to Lender of all outstanding Letters of Credits for cancellation, and the payment of all accrued fees that are due hereunder, this Agreement shall terminate.

Section 7.2 Mandatory Prepayment Resulting From Overadvances.

Except as otherwise required by Section 12.2, in the event the unpaid principal amount of the Loans ever exceeds the Borrowing Base Amount then in effect (including any redetermination thereof), Borrower (at its option) agrees, within ten (10) days after notice from Lender of the occurrence of such an excess amount (an “over-advance”) to indicate by written notice to Lender its decision to do the following (individually or in combination): (a) make a lump sum payment to Lender within ninety (90) days in an amount equal to the over-advance; (b) grant to Lender within (90) days security interests or mortgage liens on new collateral having, in Lender’s sole discretion an incremental value at least equal to one hundred percent (100%) of such over-advance; or (c) make the first of six (or fewer at Borrower’s option) consecutive monthly payments to Lender, each in the amount equal to one-sixth (or such corresponding greater amount if fewer than four payments are made) of the over-advance, with the first such payment being due within thirty (30) days.

Article VIII.
SECURITY FOR THE INDEBTEDNESS

Section 8.1 Security.

The Indebtedness shall be secured by (i) the Mortgage, which shall at all times constitute a first priority mortgage affecting ninety percent (90%) of the present worth of Borrower’s proved petroleum reserves that comprise a portion of the Borrowing Base Amount; and (ii) a continuing first priority security interest affecting all of Borrower’s assets granted under the Security Agreement.

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Section 8.2 Guarantees.

Borrower agrees to cause any Subsidiary or affiliate of Borrower (that is controlled by Borrower) formed or acquired after the date of this Agreement to execute a Guaranty.

Article IX.
CONDITIONS PRECEDENT

Section 9.1 Conditions Precedent to Closing.

The obligation of Lender to enter into this Agreement shall be subject to the satisfaction of the following conditions precedent, all at Borrower’s sole cost and expense:

(a) On or prior to the date hereof, Borrower shall have executed and delivered to Lender the Loan Documents (including this Agreement) to which it is a party, and all other documents required by this Agreement, all in form and substance and in such number of counterparts as may be required by Lender;

(b) The representations, warranties, and covenants of Borrower as set forth in this Agreement or in any other Loan Document shall be true and correct in all material respects as of such date (except to the extent specifically limited to a specified date);

(c) On or prior to the date hereof, Lender shall have received a favorable legal opinion of counsel to Borrower covering the transactions contemplated by this Agreement, in form, scope and substance reasonably satisfactory to Lender;

(d) Lender shall have received certified resolutions of Borrower authorizing the execution of all documents and instruments contemplated by this Agreement;

(e) Lender shall have received all fees, charges and expenses which are due and payable as specified in this Agreement and any Loan Documents, except those fees to be paid with proceeds from the initial Loan;

(f) Borrower shall have provided Lender with all financial statements, reports and certificates required by this Agreement;

(g) On or prior to the date hereof, Lender shall have received the articles of incorporation and bylaws of Borrower, and Lender’s counsel shall have reviewed the foregoing documents and be reasonably satisfied with the validity, due authorization and enforceability thereof and of all Loan Documents;

(h) There shall have occurred no Material Adverse Effect since March 31, 2013;

(i) Lender’s reasonable satisfactory review prior to the date hereof of all environmental matters related to the Mortgaged Properties;

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(j) Borrower must maintain insurance as required by Section 11.14, and deliver to Lender evidence of such insurance coverage;

(k) Borrower shall have executed and delivered to Lender blank form letters in lieu of division orders, in form and substance satisfactory to Lender;

(l) On or prior to the date hereof, Lender shall have received title opinions or other title information reasonably acceptable to Lender covering at least eighty percent (80%) of the present worth of Borrower’s proved petroleum reserves that comprise a portion of the Borrowing Base Amount;

(m) On or prior to the date hereof, Borrower shall have delivered to Lender a listing of the name and address of each purchaser of production from the Mortgaged Properties or, for those Mortgaged Properties for which Borrower is a non-operator, the name and address of the operator of each Mortgaged Property;

(n) On or within forty-five (45) days after the date of this Agreement, Borrower shall have commenced the transfer of all of its primary deposit and investment accounts to Lender;

(o) On or prior to the date hereof, Borrower has entered into the Second Lien Credit Agreement; and

(p) On or prior to the date hereof, Lender and Borrower shall have entered into the Chambers Intercreditor Agreement.

Lender reserves the right, in its sole discretion, to waive any one or more of the foregoing conditions precedent.

Section 9.2 Conditions Precedent to Initial Advance.

The obligation of Lender to make the initial Loan hereunder shall be subject to the satisfaction, on or prior to the Initial Funding Date, of the following conditions precedent, all at Borrower’s sole cost and expense:

(a) Lender shall have received evidence satisfactory to Lender that the Existing Credit Agreement has been terminated, all amounts thereunder have been paid in full and arrangements satisfactory to Lender have been made for the termination of any Encumbrance granted in connection therewith.

(b) Lender shall have received evidence acceptable to Lender and its counsel that the Encumbrances affecting the Collateral shall have a first priority position, subject only to Permitted Encumbrances;

(c) On or prior to the date hereof, Borrower has entered into a Hedging Agreement that is satisfactory in all respects to Lender.

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(d) The representations, warranties, and covenants of Borrower as set forth in this Agreement or in any other Loan Document shall be and remain true and correct in all material respects (except to the extent specifically limited to a specified date);

(e) No Default or Event of Default shall exist or shall result from the making of a Loan;

(f) Borrower shall have provided Lender with all financial statements, reports and certificates required by this Agreement;

(g) Borrower shall have complied with the procedure set forth in this Agreement, for the making of a Loan; and

(h) There shall have occurred no Material Adverse Effect since March 31, 2013.

Lender reserves the right, in its sole discretion, to waive any one or more of the foregoing conditions precedent.

Section 9.3 Conditions Precedent to All Subsequent Loans.

The obligation of Lender to make any Loan hereunder after the initial Loan shall be subject to the satisfaction and the continued satisfaction of the following conditions precedent, all at Borrower’s sole cost and expense:

(a) The representations, warranties, and covenants of Borrower as set forth in this Agreement or in any other Loan Document shall be and remain true and correct in all material respects as of such date (except to the extent specifically limited to a specified date);

(b) No Default or Event of Default shall exist or shall result from the making of a Loan;

(c) Borrower shall have provided Lender with all financial statements, reports and certificates required by this Agreement;

(d) Borrower shall have complied with the procedure set forth in this Agreement, for the making of a Loan; and

(e) There shall have occurred no Material Adverse Effect since March 31, 2013.

Lender reserves the right, in its sole discretion, to waive any one or more of the foregoing conditions precedent.

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Article X.
REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender as follows:

Section 10.1 Authority of Borrower.

Borrower is a corporation duly created, validly existing, and in good standing under the laws of the state of Nevada, and is duly qualified and in good standing as a foreign corporation in all jurisdictions where the failure to qualify would have a Material Adverse Effect upon its ability to perform its obligations under all Loan Documents to which it is a party. Borrower has the corporate power to enter into this Agreement, execute the Note, Mortgage, and grant the liens and security interests in the Collateral in the manner and for the purpose contemplated by the Collateral Documents. Borrower has the corporate power to perform its obligations hereunder and under the Loan Documents. The execution, delivery, and performance by Borrower of the Loan Documents have all been duly authorized by all necessary corporate action, and do not and will not result in any violation by Borrower of any provision of any Governmental Requirement or writ, judgment, decree, determination or award presently in effect having applicability to Borrower, or the articles of incorporation or bylaws of Borrower. The making and performance by Borrower of the Loan Documents do not and will not result in a breach of or constitute a default under any material indenture or loan or credit agreement or any other material agreement or instrument to which Borrower is a party or by which Borrower may be bound or affected, or result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature (other than as contemplated by the Loan Documents) upon or with respect to any of the properties now owned or hereafter acquired by Borrower. Each of the Loan Documents to which Borrower is a party constitutes a legal, valid and binding obligation of Borrower, enforceable in accordance with its terms.

Section 10.2 Financial Statements.

The most recent balance sheet of Borrower at the date thereof, and the related statements of income and retained earnings for the year then ended, copies of which have been delivered to Lender, fairly present in all material respects the financial condition of Borrower as of the date or dates thereof. Each of said financial statements were prepared in conformity with GAAP. No Material Adverse Effect has occurred since said dates in the financial position or in the results of operations of Borrower in its businesses taken as a whole.

Section 10.3 Title to Collateral.

Borrower has marketable title to the Collateral, free and clear of all Encumbrances other than Permitted Encumbrances. The Collateral Documents constitute legal, valid and perfected first Encumbrances on the property interests covered thereby, subject only to Permitted Encumbrances. Further, as of the date hereof, the oil and gas properties constituting the Mortgaged Properties constitute oil and gas leases, fee interests, and other mineral interests comprising at least ninety percent (90%) of the present worth of Borrower’s proved petroleum reserves.

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Section 10.4 Litigation.

Other than as set forth in Schedule 10.4 and as may be disclosed to Lender in writing after the date of this Agreement, there are no legal actions, suits or proceedings pending or, to the best knowledge of Borrower, threatened against or affecting Borrower or any Guarantor or any of their properties before any court or administrative agency (federal, state or local), which could reasonably be expected to constitute a Material Adverse Effect, and there are no judgments or decrees affecting Borrower, any Guarantor or their property (including, without limitation, the Collateral), which are or could reasonably be expected to become an Encumbrance against such property (other than a Permitted Encumbrance), provided that no breach of this Section 10.4 shall occur if the same is discharged within sixty (60) days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained.

Section 10.5 Approvals.

No authorization, consent, approval or formal exemption of, nor any filing or registration with, any governmental body or regulatory authority (federal, state or local), and no vote, consent or approval of Borrower’s shareholders is or will be required in connection with the execution and delivery by Borrower of the Loan Documents or the performance by Borrower of its obligations under the other Loan Documents, except to the extent obtained.

Section 10.6 Required Insurance.

Borrower and Guarantors, if any, maintain insurance as required by Section 11.14.

Section 10.7 Licenses.

Borrower and Guarantors, if any, possess adequate franchises, licenses and permits to own their properties and to carry on the Subject Business as presently conducted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 10.8 Adverse Agreements.

Except as referenced on Schedule 10.8, Borrower and Guarantors, if any, are not a party to any agreement or instrument, nor subject to any charter or other restriction, materially and adversely affecting the business, properties, assets, or operations of Borrower or any Guarantor or their condition (financial or otherwise), and Borrower and Guarantors, if any, are not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party, which default would constitute a Material Adverse Effect.

Section 10.9 Default or Event of Default.

No Default or Event of Default hereunder has occurred and is continuing or will occur as a result of the giving effect hereto.

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Section 10.10 Employee Benefit Plans.

Each employee benefit plan as to which Borrower may have any liability complies in all material respects with all applicable Governmental Requirements of law and regulations, and (i) no Reportable Event (as defined in ERISA) has occurred and is continuing with respect to any such plan, (ii) Borrower has not withdrawn from any such plan or initiated steps to do so, and (iii) no steps have been taken to terminate any such plan.

Section 10.11 Regulations X, T and U.

Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations X, T and U of the Board of Governors of the Federal Reserve System), and none of the proceeds of the Loans will be used for the purpose of purchasing or carrying such margin stock.

Section 10.12 Location of Offices and Records.

As of the date hereof, the chief place of business of Borrower, and the office where Borrower keeps all of its respective records concerning the Collateral, is 10275 Wayzata Boulevard, Suite 310, Minnetonka, MN 55305.

Section 10.13 Information.

All written information heretofore or contemporaneously herewith furnished by Borrower and/or any Guarantor to Lender for the purposes of or in connection with this Agreement or any transaction contemplated hereby (excluding projections, estimates, and engineering reports) is, and all such information hereafter furnished by or on behalf of Borrower and/or any Guarantor to Lender pursuant to the requirements of this Agreement will be, true and accurate in every material respect on the date as of which such information is dated or certified; and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading as of such date, taken as a whole. To the best knowledge of Borrower, the engineering reports delivered to Lender in connection with this Agreement do not contain any material inaccuracies and/or omissions. The said engineering reports, however, are based upon professional opinions, estimates and projections and Borrower does not warrant that such opinions, estimates and projections will ultimately prove to have been accurate. All other projections and estimates by Borrower and/or any Guarantor delivered hereunder or in connection herewith were prepared in good faith on the basis of the assumptions believed by Borrower and any Guarantor in good faith to be reasonable in light of the then current and foreseeable business conditions of at the time of preparation thereof, it being understood by Lender that actual results may vary from projected results.

Section 10.14 Environmental Matters.

Except as previously disclosed to Lender in writing or as could not reasonably be expected to result in a Material Adverse Effect:

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(a) To the best of Borrower’s knowledge and belief, Borrower and Guarantors, if any, are in compliance with all applicable Environmental Laws;

(b) To the best of Borrower’s knowledge and belief, Borrower and Guarantors, if any, have obtained all consents and permits required under all applicable Environmental Laws to operate their business as presently conducted or as proposed to be conducted and all such consents and permits are in full force and effect and Borrower and Guarantors, if any, are in compliance with all terms and conditions of such approvals;

(c) To the best of Borrower’s knowledge and belief, Borrower and Guarantors, if any, and their property or operations are not subject to any order from or agreement with any Governmental Authority or private party respecting (i) failure to comply with any Environmental Law or any Remedial Action or (ii) any Environmental Liabilities arising from the Release or threatened Release except those orders and agreements with which Borrower and any Guarantor have complied;

(d) To the best of Borrower’s knowledge and belief, no operation of Borrower or any Guarantor is subject to any judicial or administrative proceeding alleging a violation of, or liability under, any Environmental Law;

(e) To the best of Borrower’s knowledge and belief, no operation of Borrower or any Guarantor is the subject of any investigation by any Governmental Authority evaluating whether any Remedial Action is needed to respond to a Release or threatened Release;

(f) To the best of Borrower’s knowledge and belief, Borrower and Guarantors, if any, have not been required to file any notice under any Environmental Law indicating past or present treatment, storage or disposal of a hazardous waste as defined by 40 CFR Part 261 or any state or local equivalent which could reasonably be expected to have a Material Adverse Effect;

(g) To the best of Borrower’s knowledge and belief, Borrower and Guarantors, if any, have not been required to file any notice under any applicable Environmental Law reporting a Release which could reasonably be expected to have a Material Adverse Effect;

(h) To the best of Borrower’s knowledge and belief, there is not now, nor has there ever been, on or in any property of Borrower:

i. any unauthorized generation, treatment, recycling, storage or disposal of any hazardous waste as defined by 40 CFR Part 261 or any state or local equivalent,

ii. any underground storage tanks or surface impoundments without proper permits,

iii. any asbestos-containing material, or

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iv. any polychlorinated biphenyls (PCBs) used in hydraulic oils, electrical transformers or other equipment;

(i) To the best of Borrower’s knowledge and belief, there have been no written commitments or agreements involving Borrower or any Guarantor from or with any Governmental Authority or any private entity (including, without limitation, the owner of the Mortgaged Properties or any portion thereof) relating to the generation, storage, treatment, presence, Release, or threatened Release which could reasonably be expected to have a Material Adverse Effect on or into any of the properties of Borrower or such Guarantor or the environment (including off-site disposal of Hazardous Materials) or any Remedial Action with respect thereto in non-compliance or violation of any Environmental Law;

(j) To the best of Borrower’s knowledge and belief, Borrower and Guarantors, if any, have not received any written notice or claim to the effect that it is or may be liable to any Person as a result of the Release or threatened Release which could reasonably be expected to have a Material Adverse Effect;

(k) To the best of Borrower’s knowledge and belief, Borrower and Guarantors, if any, have no known liability in connection with any material Release or material threatened Release which could reasonably be expected to have a Material Adverse Effect;

(l) To the best of Borrower’s knowledge and belief, no Environmental Lien has attached (and continues to attach) to any properties of Borrower or any Guarantor, provided that no breach of this Section 10.14(l) shall occur if the same is discharged within thirty days after the attachment thereof or an appeal or other appropriate proceeding for review thereof is taken within said thirty day period and/or a stay of execution pending such appeal is obtained; and

(m) To the best of Borrower’s knowledge and belief, there have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession of Borrower in relation to any violation of Environmental Laws which violation could reasonably be expected to have a Material Adverse Effect in relation to any properties or facility now or previously owned or leased by Borrower or any Guarantor which have not been made available to Lender.

Section 10.15 Solvency of Borrower.

Borrower is and, after consummation of the transactions contemplated by this Agreement (including the making of the Loans), and after giving effect to all obligations incurred by Borrower in connection herewith, will be, Solvent.

Section 10.16 Governmental Requirements.

To the best of Borrower’s knowledge and belief, the Collateral is in compliance with all current Governmental Requirements affecting the said property, except where failure could not reasonably be expected to have a Material Adverse Effect.

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Section 10.17 Permits and Consents.

To the best of Borrower’s knowledge and belief, with respect to any of the oil, gas, and mineral leases that are part of the Mortgaged Properties for which Borrower is the operator, Borrower (a) has acquired all material permits, licenses, approvals and consents from appropriate governmental bodies, authorities and agencies to conduct operations on such leases (or any one of them) in compliance with applicable Governmental Requirements, and (b) is in material compliance with all such permits, licenses, approvals, and consents and with applicable Environmental Laws.

Section 10.18 Leases and Wells.

To the best of Borrower’s knowledge and belief: (a) there is no material default under any of the material terms and provisions of any of the oil, gas, and mineral leases that are part of the Mortgaged Properties or under any agreement to which the same are subject; (b) all royalties, rentals, and other payments due thereunder have been timely and properly paid in full on or before the due dates thereof; and (c) all of the wells on such leases (in which Borrower owns an interest) have been drilled, completed, and operated within the boundaries of such leases or within the limits otherwise permitted by contract, pooling, or unit agreement.

Section 10.19 No Subsidiaries.

Borrower represents and warrants that as of the date of this Agreement, it has no Subsidiaries.

Section 10.20 Working Interest and Net Revenue Interest.

Borrower represents and warrants that as of the date of this Agreement, its Net Revenue Interest in the Mortgaged Property is not less than, and Borrower’s Working Interest in the Mortgaged Property is not greater than the respective decimal shares set forth in Schedule 10.20 (except where an increase in Borrower’s working interest is associated with a proportionate or greater increase in Borrower’s net revenue interest).

Section 10.21 Survival of Representations and Warranties.

Borrower understands and agrees that Lender is relying upon the above representations and warranties in making the Loans to Borrower. Borrower further agrees that the foregoing representations and warranties shall be true and correct in all material respects as of the date(s) made or deemed made and shall remain in full force and effect until such time as the Indebtedness shall be paid in full, or until this Agreement shall be terminated, whichever is the last to occur.

Article XI.
AFFIRMATIVE COVENANTS

In addition to the covenants contained in the other Loan Documents, which covenants are hereby ratified and confirmed by Borrower, Borrower covenants and agrees as follows:

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Section 11.1 Financial Statements; Other Reporting Requirements.

Borrower will furnish or cause to be furnished to Lender:

(a) as soon as available and in any event within ninety (90) days following the close of fiscal year of Borrower, its audited annual financial statements, including any and all footnotes thereto, consisting of a balance sheet as at the end of such fiscal year and statements of income, and statement of cash flow for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, prepared and certified by an independent certified public accounting firm acceptable to Lender as having been prepared in accordance with GAAP consistently applied;

(b) as soon as available and, in any event, within forty-five (45) days following the close of each of the first three fiscal quarters and ninety (90) days following the close of each fiscal year, interim financial statements of Borrower, consisting of a balance sheet as of the end of such quarter and statements of income and cash flow, certified as true and correct by Borrower’s chief financial officer as having been prepared in accordance with GAAP consistently applied, together with lease operating data, , including, among other data required by Lender, production volumes, sales revenue, unit commodity prices, capital spending and lease operating expenses broken down for each month within such quarter;

(c) within forty-five (45) days following the close of each of the first three fiscal quarters and ninety (90) days following the close of each fiscal year, a compliance certificate signed by Borrower’s chief financial officer in the form attached hereto as Exhibit B, certifying that he has reviewed this Agreement and to the best of his knowledge no Default or Event of Default has occurred, or if such Default or Event of Default has occurred, specifying the nature and extent thereof, that all financial covenants in this Agreement have been met, and providing a computation of all financial covenants contained herein, and details of any waivers, amendments, or modifications of any covenant contained in this Agreement;

(d) by March 1 of each year, a third party engineering report (at Borrower’s expense) dated as of the immediately preceding December 31, and by September 1 of each year, an internally prepared engineering report (at Borrower’s expense) dated as of the immediately preceding June 30, covering oil and gas properties included or to be included in any Borrowing Base Amount, in form and substance reasonably satisfactory to Lender, provided that Borrower shall, during 2013 only, also deliver, on or before November 1, 2013, an internally prepared engineering report covering such matters and dated as of September 30, 2013;

(e) within thirty (30) days following the close of each calendar quarter, an internally prepared report dated as of the last day of each such calendar quarter providing information on any After-Acquired Property acquired since the most recent of (i) the date hereof or (ii) the date of the last such report, including, without limitation, the legal description of the After-Acquired Property and Borrower’s net revenue interest and working interest therein;

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(f) as soon as available and in any event within forty-five (45) days following the close of each calendar quarter, a report of Borrower’s current commodity hedge portfolio, including all current mark to market value;

(g) within forty-five (45) days after the end of each calendar quarter, monthly production data for all significant wells located on the Mortgaged Properties; and

(h) such other financial information or other information concerning Borrower and/or any Guarantor as Lender may reasonably request from time to time.

Section 11.2 Notice of Default; Litigation; ERISA Matters.

Borrower will give written notice to Lender as soon as reasonably possible with respect to and in no event more than five (5) Business Days following (a) the occurrence of any Default or Event of Default hereunder of which it has knowledge; (b) the filing of any actions, suits or proceedings against Borrower in any court or before any Governmental Authority or tribunal of which it has knowledge, which could reasonably be expected to cause a Material Adverse Effect with respect to Borrower; (c) the occurrence of a reportable event under, or the institution of steps by Borrower to withdraw from, or the institution of any steps to terminate, any employee benefit plan as to which Borrower may have liability; or (d) the occurrence of any other action, event or condition of any nature of which it has knowledge which could reasonably be expected to cause, or lead to, or result in, any Material Adverse Effect to Borrower or the Mortgaged Properties.

Section 11.3 Maintenance of Existence, Properties and Liens.

Borrower will (a) continue to engage in the Subject Business and other business activities reasonably related thereto; (b) maintain its existence and good standing in each jurisdiction in which it is required to be qualified and the failure to do so could reasonably be expected to cause a Material Adverse Effect; (c) keep and maintain all franchises, licenses and properties necessary in the conduct of its business in good order and condition, except to the extent the failure to do so could not reasonably be expected to cause a Material Adverse Effect; (d) duly observe and conform to all material requirements of any Governmental Authorities relative to the conduct of its business or the operation of its properties or assets, except to the extent the failure to do so could not reasonably be expected to cause a Material Adverse Effect; and (e) maintain in favor of Lender a first perfected lien and security interest in the Collateral, subject only to Permitted Encumbrances and to dispositions expressly permitted by any of the Loan Documents.

Section 11.4 Taxes.

Borrower shall pay or cause to be paid before delinquent, all taxes, local and special assessments, and governmental charges of every type and description, that may from time to time be imposed, assessed and levied against its properties. Borrower further agrees to furnish Lender with evidence that such taxes, assessments, and governmental and other charges due by Borrower have been paid in full and in a timely manner, if such data is requested by Lender. Notwithstanding the foregoing, Borrower may withhold any such payment or elect to contest any lien if Borrower is in good faith conducting an appropriate proceeding to contest the obligation to pay and so long as Lender’s interest in the Collateral is not jeopardized.

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Section 11.5 Compliance with Environmental Laws.

Borrower shall endeavor to (a) comply with all Environmental Laws with respect to the disposal of Hazardous Materials; (b) pay immediately when due the cost of removal of any such Hazardous Materials; and (c) keep Borrower’s properties free of any lien imposed pursuant to any Environmental Laws, provided that no breach of this Section 11.5 shall occur if (x) the same is discharged within ninety (90) days after Borrower is notified of non-compliance or an appeal or appropriate proceedings for review thereof is taken within such period and Borrower is not obligated to comply pending such appeal or other appropriate proceedings, or (y) failure to do so could not reasonably be expected to have a Material Adverse Effect.

Borrower shall give notice to Lender as soon as reasonably possible and in no event more than five Business Days after it receives any compliance orders, environmental citations, or other notices from any Governmental Authority relating to any Environmental Liabilities relating to its properties or elsewhere which may reasonably be expected to result in a Default of Event of Default; Borrower agrees to take any and all reasonable steps, and to perform any and all reasonable actions necessary or appropriate to promptly comply with any such citations, compliance orders or Environmental Laws requiring Borrower to remove, treat or dispose of such Hazardous Materials, and, upon Lender’s request, to provide Lender with satisfactory evidence of such compliance; provided, however, that nothing contained herein shall preclude Borrower from contesting any such compliance orders or citations if such contest is made in good faith, appropriate reserves are established for the payment of the cost of compliance therewith, and Lender’s security interest in any such property affected thereby (or the priority thereof) is not jeopardized.

Regardless of whether any Event of Default hereunder shall have occurred and be continuing, Borrower (a) releases and waives any present or future claims against Lender for indemnity or contribution in the event Borrower becomes liable for any Environmental Lien and/or Remedial Action, and (b) agrees to defend, indemnify and hold harmless Lender from any and all liabilities (including strict liability), actions, demands, penalties, losses, costs or expenses (including, without limitation, reasonable attorneys fees and remedial costs), suits, administrative orders, agency demand letters, costs of any settlement or judgment and claims of any and every kind whatsoever which may now or in the future (whether before or after the termination of this Agreement) be paid, incurred, or suffered by, or asserted against Lender by any person or entity or governmental agency for, with respect to, or as a direct or indirect result of, the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, or release from or onto the property of Borrower of any Hazardous Materials regulated by any Environmental Laws, contamination resulting therefrom, or arising out of, or resulting from, the environmental condition of such property or the applicability of any Environmental Laws relating to hazardous materials (including, without limitation, CERCLA or any so called federal, state or local “super fund” or “super lien” laws, statute, ordinance, code, rule, regulation, order or decree) regardless of whether or not caused by or within the control of Lender (the costs and/or liabilities described in (a) and (b) above being hereinafter referred to as the “Environmental Liabilities”).

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THE INDEMNITY CONTAINED IN THIS Section 11.5 EXCLUDES ALL INDEMNITY MATTERS ARISING BY REASON OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PARTY. THE PARTIES INTEND FOR THE BORROWER’S INDEMNITY CONTAINED IN THIS Section 11.5 TO COVER ALL INDEMNITY MATTERS ARISING BY REASON OF THE SOLE, JOINT, OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER LEGAL FAULT OF LENDER.

THE COVENANTS AND INDEMNITIES CONTAINED IN THIS Section 11.5 SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT, PROVIDED, HOWEVER, NO RELEASE, WAIVER, DEFENSE OR INDEMNITY SHALL BE AFFORDED UNDER THIS Section 11.5 IN RESPECT OF ANY PROPERTY FOR ANY OCCURRENCE ARISING FROM THE ACTS OR OMISSIONS OF LENDER OR ITS AGENTS OR REPRESENTATIVES DURING THE PERIOD AFTER WHICH SUCH PERSON, ITS SUCCESSORS OR ASSIGNS, OR ITS AGENTS OR REPRESENTATIVES, SHALL HAVE OBTAINED OWNERSHIP, OPERATION OR POSSESSION OF SUCH PROPERTY (WHETHER BY FORECLOSURE OR DEED IN LIEU OF FORECLOSURE, AS MORTGAGEE-IN-POSSESSION OR OTHERWISE).

Section 11.6 Further Assurances.

Borrower will, at any time and from time to time, execute and deliver such further instruments and take such further action as may reasonably be requested by Lender, in order to cure any defects in the execution and delivery of, or to comply with or accomplish the covenants and agreements contained in this Agreement or the Collateral Documents.

Section 11.7 Financial Covenants.

Borrower shall comply with the following covenants and ratios:

(a) Minimum Current Ratio. Commencing on October 1, 2013, and continuing thereafter, Borrower shall maintain at all times a minimum Current Ratio of 1.0 to 1.0 (1:1). In determining the Current Ratio, any amount of the Borrowing Base Amount remaining available for borrowing should be included in current assets, and amounts owing to Lender hereunder should be excluded from current liabilities.

(b) Maximum Net Debt to EBITDAX Ratio. Borrower shall maintain as of the end of each calendar quarter, commencing with the calendar quarter ending September 30, 2013, a ratio of Net Debt to EBITDAX of not more than 3.5 to 1.0 (3.5:1), calculated on a trailing four quarters basis. The term “Net Debt” shall mean Borrower’s Debt for borrowed money, including one hundred percent (100%) of all Loans and Reimbursement Obligations, less the amount of unrestricted cash equivalents on the balance sheet of Borrower that is subject to a deposit account control agreement as of such day.

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(c) Maximum Senior Leverage Ratio. Borrower shall maintain as of the end of each calendar quarter, commencing with the calendar quarter ending September 30, 2013, a ratio of Indebtedness to EBITDAX of not more than 2.5 to 1.0 (2.5:1), calculated on a trailing four quarters basis.

(d) Minimum Interest Coverage Ratio. Borrower shall maintain as of the end of each calendar quarter, commencing with the calendar quarter ending September 30, 2013, a ratio of EBITDAX to trailing four quarters cash interest for such period of not less than 3.0 to 1.0 (3:1).

(e) Collateral Coverage Ratio. Borrower shall maintain as of the end of each calendar quarter, commencing with the calendar quarter ending December 31, 2013, a Collateral Coverage Ratio of not less than 1.50 to 1.0 (1.5:1).

For the purpose of testing covenants (b), (c) and (d) above, EBITDAX will be calculated as follows:

(i)	EBITDAX used in the covenant test for the third quarter of 2013 will be: the sum of Borrower’s EBITDAX for the quarter times four;
(ii)	EBITDAX used for the fourth quarter of 2013 will be: the sum of Borrower’s EBITDAX for the third quarter of 2013 plus EBITDAX for the fourth quarter of 2013 times two;
(iii)	EBITDAX for the first quarter of 2014 will be: the sum of Borrower’s EBITDAX for the third quarter of 2013 plus EBITDAX for the fourth quarter of 2013 plus EBITDAX for the first quarter of 2014 times four thirds (4/3); and
(iv)	Beginning with the second quarter of 2014, EBITDAX will be on a trailing twelve month basis.

Section 11.8 Operations.

Borrower shall conduct its business affairs in a reasonable and prudent manner and in compliance with all applicable Governmental Requirements respecting its properties, charters, businesses and operations, including compliance with all minimum funding standards and other requirements of ERISA of 1974, and other laws applicable to any employee benefit plans which it may have, except to the extent the failure to do so could not reasonably be expected to cause a Material Adverse Effect.

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Section 11.9 Change of Location.

Borrower shall notify Lender in writing of any proposed change in the location of Borrower’s chief executive office and/or state of formation of Borrower or any Guarantor within ten (10) Business Days prior to any such change.

Section 11.10 Employee Benefit Plans.

Borrower will maintain each employee benefit plan as to which it may have any liability, in material compliance with all applicable Governmental Requirements.

Section 11.11 Deposit and Investment Accounts.

Borrower will maintain its primary deposit and investment accounts with Lender. Borrower will commence the process of moving such accounts within 45 days after the date hereof.

Section 11.12 Production Proceeds.

Subject to the terms and conditions of the Mortgage, Borrower will cause all production proceeds and revenues attributable to the Mortgaged Properties to be paid and deposited in Borrower’s accounts maintained with Lender, and shall not redirect initial deposit of such proceeds to any other accounts.

Section 11.13 Field Audits; Other Information.

Upon reasonable prior notice, Borrower shall allow Lender’s employees and agents access to its books, records and properties during normal business hours to perform field audits from time to time if an Event of Default has occurred and is continuing. Borrower shall pay all reasonable costs and expenses associated with such field audits. Borrower will provide Lender with such other information as Lender may reasonably request from time to time.

Section 11.14 Insurance.

Borrower shall maintain with financially sound and reputable insurers, insurance with respect to its properties and businesses against such liabilities, casualties, risks and contingencies and in such types and amounts as are reasonably satisfactory to Lender and customary in accordance with standard industry practice or as more specifically provided in the Collateral Documents. Upon request of Lender, Borrower will furnish or cause to be furnished to Lender from time to time a summary of the insurance coverage of Borrower in form and substance satisfactory to Lender and if requested will furnish Lender original certificates of insurance and/or copies of the applicable policies. If requested by Lender, Borrower further agrees to promptly furnish Lender with copies of all renewal notices and copies of receipts for paid premiums. Borrower shall provide Lender with certificates or binders evidencing insurance coverage pursuant to all renewal or replacement policies of insurance no later than fifteen (15) days before any such existing policy or policies should expire.

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Section 11.15 Subsidiaries.

Borrower agrees to cause any and all current or future Subsidiaries to execute a Guaranty in form and substance satisfactory to Lender.

Section 11.16 Key Management.

Borrower agrees that Ken DeCubellis, its Chief Executive Officer, will remain a key member of its management team, in a capacity comparable to that in which he currently serves, provided that, in the event Ken DeCubellis ceases to be a key member of the management team in a capacity comparable to that in which he currently serves, then, no default or Event of Default shall occur so long as (i) the Company searches for a reasonably suitable replacement acceptable to Lender, and (ii) James Moe and Mike Eisele remain in their current capacities as Chief Financial Officer and Chief Operating Officer, respectively, during such search and until such replacement.

Section 11.17 Intentionally Deleted.

Section 11.18 Purchasers of Production.

Upon each request of Lender, Borrower agrees to deliver to Lender a list containing (i) for those Mortgaged Properties for which Borrower is an operator, if any, the names and addresses of all current purchasers of production and, as to each such purchaser, a description of the affected well, and (ii) for those Mortgaged Properties for which Borrower is a non-operator, the name and address of the operator of each such Mortgaged Property and a description of the affected well.

Section 11.19 Participation in Wells.

Borrower agrees to provide Lender with prior written notice of any election to withhold consent to participate in any wells located on Borrower’s oil and gas properties.

Section 11.20 Intercreditor Agreement with Hedge Counterparty.

Within ninety (90) days of the date of this Agreement, Lender, Borrower and Borrower’s commodity hedge counterparty shall execute an intercreditor agreement in form and substance satisfactory to Lender.

Section 11.21 After-Acquired Property.

Following Borrower’s acquisition of any After-Acquired Property and upon Lender’s request, Borrower agrees to execute an amendment to the applicable Mortgage, in form and substance satisfactory to Lender, to add such After-Acquired Property to the property covered by the Mortgage, and to deliver to Lender title opinions or other title information relating to the After-Acquired Property as Lender may reasonably request.

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Article XII.
NEGATIVE COVENANTS

In addition to the negative covenants contained in the other Loan Documents, which covenants are hereby ratified and confirmed by Borrower, Borrower covenants and agrees as follows:

Section 12.1 Limitations on Fundamental Changes.

Without the prior written consent of Lender, Borrower shall not consummate any transaction of merger or consolidation unless Borrower is the surviving entity, or liquidate or dissolve itself (or suffer any liquidation or dissolution).

Section 12.2 Disposition of Assets.

Borrower shall not convey, sell, lease, assign, transfer or otherwise dispose of, an aggregate of five percent (5%) or more of any of its property or assets which Lender has included a value in the Borrowing Base Amount (whether now owned or hereafter acquired) between any two scheduled semi-annual Borrowing Base Amount redeterminations, without first obtaining Lender’s written consent, which consent will not be withheld, provided Borrower pays in full such portion of the total outstanding Loans, if any, that exceeds the Borrowing Base Amount, which shall be reduced by the amount of such sale, attributable to the proposed asset sale, as determined by Lender in its complete and sole discretion based on its normal practices and standards for oil and gas loans.

Section 12.3 Repurchase of Equity Interests; Restricted Payments.

Borrower shall not, without Lender’s prior written consent, (a) repurchase or redeem any of its stock, (b) pay any dividends or other distributions to its shareholders, and (c) repay any loan by a shareholder of Borrower to Borrower. Notwithstanding the foregoing, if Borrower effects a reverse stock split of its common equity shares subsequent to the date hereof, Borrower may distribute up to $50,000 for the purpose of settling any fractional shares only.

Section 12.4 Encumbrances; Negative Pledge.

Borrower shall not create, incur, assume or permit to exist any Encumbrances on any of its assets now owned or hereafter acquired without the prior written consent of Lender, except for the following (hereinafter referred to as the “Permitted Encumbrances”):

(a) Encumbrances for taxes, assessments, or other governmental charges not yet delinquent or which are being contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserves as shall be required by GAAP shall have been made therefor;

(b) Encumbrances of landlords, vendors, carriers, warehousemen, mechanics, laborers, materialmen, operators (and other non-operators under joint operating agreements), investors, co-owners and other Encumbrances arising by law in the ordinary course of business for sums either not yet delinquent or being contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by GAAP shall have been made therefor;

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(c) Inchoate liens arising under ERISA to secure the contingent liabilities, if any, permitted by this Agreement;

(d) Encumbrances created by the Collateral Documents and any other Encumbrances in favor of Lender to secure the Indebtedness;

(e) Encumbrances existing on the date hereof and set forth in Schedule 10.8, provided that such Encumbrances shall secure only the amount of such obligations outstanding on the date hereof;

(f) Encumbrances securing the Debt permitted by Section 12.5(d);

(g) Until the Initial Funding Date only, Encumbrances existing on the date hereof securing the Debt permitted by 12.5(e), provided that such Encumbrances are not spread to cover additional property after the date hereof and that the amount of Debt secured thereby is not increased;

(h) Pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;

(i) Encumbrances arising out of judgments or awards fully covered by insurance;

(j) Encumbrances constituting easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of such Person conducted thereon; or

(k) Encumbrances arising under or in respect of investments or interests of the nature permitted by Section 12.6(f).

Section 12.5 Debts.

Borrower, without the prior written consent of Lender, will not incur, create, assume, guaranty the payment of or in any manner become or be liable in respect of any Debt without the prior written consent of Lender, except for:

(a) the Indebtedness;

(b) trade payables or operating and facility leases from time to time incurred in the ordinary course of business;

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(c) taxes, assessments or other government charges which are not yet delinquent or are being contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by GAAP shall have been made therefore;

(d) Debt incurred under the Second Lien Credit Agreement together with extensions of maturity or refinancings of such amounts, but only to the extent permitted under the Chambers Intercreditor Agreement;

(e) at any time on or prior to the Initial Funding Date, Debt owed by Borrower under the Existing Credit Agreement in an aggregate principal amount not to exceed $10,863,838.00; and

(f) Debt represented by Hedging Agreements permitted by this Agreement.

Section 12.6 Investments, Loans and Advances.

Borrower will not make or permit to remain outstanding any loans or advances to or make investments or acquire an equity interest in any Person, except for:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within two hundred seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, the second highest credit rating obtainable from Standard & Poor’s Ratings Service or from Moody’s Investors Service, Inc.;

(c) investments in certificates of deposit, banker’s acceptances, repurchase agreements and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof;

(d) shares of funds registered under the Investment Company Act of 1940, as amended, that have assets of at least One Hundred Million and No/100 Dollars ($100,000,000.00) and invest only in obligations described in clauses (a) through (c) above to the extent that such shares are rated by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Service in one of the two highest rating categories assigned by such agency for shares of such nature;

(e) trade credits arising in the ordinary course of business; and

(f) farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar or customary arrangements entered into in the ordinary course of business (including, without limitation, advances to operators under operating agreements).

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Section 12.7 Other Agreements.

Borrower will not enter into any agreement containing any provision which would be violated or breached by the performance of its obligations hereunder or under any instrument or document delivered or to be delivered by it hereunder or in connection herewith.

Section 12.8 Transactions with Affiliates.

Except in respect of employee compensation arrangements in the ordinary course of business, Borrower shall not sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its affiliates unless such transaction is on terms that are no less favorable to Borrower or such affiliate, as the case may be, than those that could be obtained at the time of such transaction on an arm’s-length basis from a Person who is not an affiliate and if such transaction involves an amount in excess of One Hundred Thousand and No/100 Dollars ($100,000.00), such transaction has been approved by a majority of the members of the Board of Directors of Borrower having no personal stake in such transaction.

Section 12.9 Use of Loan Proceeds.

Borrower shall not use any Loan proceeds to finance investments in marketable equity securities, except as permitted by Section 12.6.

Section 12.10 Commodity Transactions.

Borrower shall not enter into any speculative commodity transactions of any type or Hedging Agreement relating to the sale of aggregate Hydrocarbons production in excess of seventy-five percent (75%) of the total volume of such production projected in the most recent independent engineering report delivered to Lender pursuant to Section 11.1(d), or quarterly internally generated engineering report of Borrower as reviewed and approved by Lender, to come from Borrower’s proved developed producing reserves during the term of such Hedging Agreement. Notwithstanding the foregoing, the maximum duration of any permitted Hedging Agreement shall not exceed forty-two (42) months.

Section 12.11 Hedging Agreements.

To the extent any Hedging Agreement is used in the calculation of the Borrowing Base Amount, the Borrower agrees that such Hedging Agreement provides that it cannot be canceled, liquidated or “unwound” without Lender’s prior written consent, and Borrower agrees that it shall not cancel any such Hedging Agreement without Lender’s prior written consent.

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Article XIII.
EVENTS OF DEFAULT

Section 13.1 Events of Default.

The occurrence and continuance of any one or more of the following shall constitute an Event of Default:

(a) Default under the Indebtedness. Should Borrower default in the payment of principal under the Indebtedness of Borrower to Lender, or should Borrower default in the payment of interest under the Indebtedness of Borrower to Lender within ten (10) days after any such interest payment is due.

(b) Default under this Agreement. Should Borrower violate or fail to comply fully with any of the terms or conditions of this Agreement, and such violation or failure not be cured within ten (10) days after Borrower receives notice of such violation or failure from Lender.

(c) Default Under Other Agreements. Should any event of default occur or exist under any of the Loan Documents or should Borrower or any Guarantor violate, or fail to comply fully with, any terms or conditions of any of the Loan Documents, and such default not be cured within ten (10) days after Borrower receives notice of such default from Lender (or, if permitted by the terms of the relevant Loan Document, within any applicable grace period).

(d) Other Defaults in Favor of Lender. Should Borrower default under any other loan, extension of credit, security agreement, or other obligation in favor of Lender and fail to cure same within ten (10) days after Borrower receives notice of such default from Lender.

(e) Default in Favor of Third Parties. Should Borrower (i) fail to pay Debt having a principal amount in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) in the aggregate (other than the amounts referred to in Section 13.1(a)), or any interest or premium thereon, when due (or, if permitted by the terms of the relevant document, within any applicable grace period), whether such Debt shall become due by scheduled maturity, by required prepayment, by acceleration, by demand or otherwise; or (ii) fail to perform any term, covenant or condition on its part to be performed under any agreement or instrument evidencing, securing or relating to Debt having a principal amount in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) in the aggregate, when required to be performed, and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure is to accelerate, or to permit the holder or holders of such Debt to accelerate, the maturity of such Debt.

(f) Insolvency. The following occurrences shall constitute an Event of Default hereunder:

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i. Filing by Borrower or any Guarantor of a voluntary petition or any answer seeking reorganization, arrangement, readjustment of its debts or for any other relief under any applicable bankruptcy act or law, or under any other insolvency act or law, now or hereafter existing, or any action by Borrower or any Guarantor consenting to, approving of, or acquiescing in, any such petition or proceeding; the application by Borrower or any Guarantor for, or the appointment by consent or acquiescence of a receiver or trustee of Borrower or any Guarantor for all or a substantial part of the property of Borrower or such Guarantor; the making by Borrower or any Guarantor of an assignment for the benefit of creditors; the inability of Borrower or the admission by Borrower or any Guarantor of its inability to pay its debts as they mature (the term “acquiescence” means the failure to file a petition or motion in opposition to such petition or proceeding or to vacate or discharge any order, judgment or decree providing for such appointment within sixty (60) days after the appointment of a receiver or trustee); or

ii. Filing of an involuntary petition against Borrower or any Guarantor in bankruptcy or seeking reorganization, arrangement, readjustment of its debts or for any other relief under any applicable bankruptcy act or law, or under any other insolvency act or law, now or hereafter existing and such petition remains undismissed or unanswered for a period of sixty (60) days from such filing; or the insolvency appointment of a receiver or trustee of Borrower or any Guarantor for all or a substantial part of the property of Borrower or any Guarantor and such appointment remains unvacated or unopposed for a period of sixty (60) days from such appointment; or execution or similar process against any substantial part of the property of Borrower or any Guarantor and such warrant remains unbonded or undismissed for a period of sixty (60) days from notice to Borrower of its issuance.

(g) Dissolution Proceedings. Should proceedings for the dissolution or appointment of a liquidator of Borrower or any Guarantor be commenced.

(h) False Statements. Should any representation or warranty of Borrower and/or any Guarantor made to Lender in this Agreement or any other Loan Document or in any certificate or statement furnished thereunder prove to be incorrect or misleading in any material respect when made or reaffirmed.

(i) Termination of Guaranty. Should any Guarantor terminate its Guaranty or assert the unenforceability or invalidity thereof.

(j) Default under ISDA Master Agreement. Should Borrower default under the ISDA Master Agreement between Borrower and BP Energy Company, as the same may be amended and/or restated from time to time and in effect.

Upon the occurrence and during the continuance of an Event of Default, the Loan Commitment will, at the option of Lender, either terminate or be suspended (including any obligation to make any further Loans), and, at Lender’s option, the Note and all Indebtedness of Borrower will become immediately due and payable, except that in the case of type described in the “Insolvency” subsection above, such acceleration shall be automatic and not optional. For any other Event of Default, Lender shall be entitled by notice to Borrower to declare the principal of, and all interest then accrued on, the Note and any other liabilities hereunder to be forthwith due and payable, whereupon the same shall forthwith become due and payable without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which Borrower hereby expressly waives, anything contained herein or in the Note to the contrary notwithstanding. Upon the occurrence of an Event of Default, Lender shall be entitled to exercise any and all rights and remedies under the Loan Documents, or any of them, granted to Lender hereunder or granted to Lender at law or in equity, including, without limitation, foreclosure of the Collateral. Nothing contained in this Article XIII shall be construed to limit or amend in any way the Events of Default enumerated in the Note or any other Loan Document, or any other document executed in connection with the transaction contemplated herein.

Upon the occurrence and during the continuance of any Event of Default, Lender is hereby authorized at any time and from time to time, without notice to Borrower (any such notice being expressly waived by Borrower), to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing, by Lender to or for the credit or the account of Borrower against any and all of the indebtedness of Borrower under the Note and the Loan Documents, including this Agreement. Any amount set-off by Lender shall be applied against the indebtedness owed Lender by Borrower pursuant to this Agreement and the Note. Lender agrees promptly to notify Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which Lender may have.

Section 13.2 Waivers.

Except as otherwise provided for in this Agreement and by applicable Governmental Requirements, Borrower waives to the extent permitted by applicable Governmental Requirements (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lender on which Borrower may in any way be liable and hereby ratify and confirm whatever Lender may do in this regard; (b) all rights to notice and a hearing prior to Lender’s taking possession or control of, or to Lender’s replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing Lender to exercise any of its remedies; and (c) the benefit of all valuation, appraisal and exemption laws. Borrower acknowledges that they have been advised by counsel of their choice with respect to this Agreement, the other Loan Documents, and the transactions evidenced by this Agreement and other Loan Documents.

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Article XIV.
MISCELLANEOUS

Section 14.1 No Waiver; Modification in Writing.

No failure or delay on the part of Lender in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. No amendment, modification or waiver of any provision of this Agreement or of the Note, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing signed by or on behalf of Lender and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

Section 14.2 Addresses for Notices.

All notices and communications provided for hereunder shall be in writing and, shall be mailed, by certified mail, return receipt requested, or delivered as set forth below unless any person named below shall notify the others in writing of another address, in which case notices and communications shall be mailed, by certified mail, return receipt requested, or delivered to such other address.

If to Lender:

Cadence Bank, N.A.

Attn: Mr. Steven Taylor

2800 Post Oak Blvd., Suite 3800

Houston, Texas 77056

With copy to:

Cadence Bank, N.A.

3500 Colonnade, Suite 600

Birmingham, Alabama 35243

If to Borrower:

Black Ridge Oil & Gas, Inc.

Attn: Ken DeCubellis

10275 Wayzata Boulevard, Suite 310

Minnetonka, Minnesota 55305

Section 14.3 Fees and Expenses.

Borrower agrees to pay all reasonable out-of-pocket fees, costs and expenses of Lender in connection with the preparation, execution and delivery of this Agreement and all Loan Documents to be executed in connection herewith and subsequent modifications or amendments to any of the foregoing, including without limitation, the reasonable fees and disbursements of counsel to Lender, and to pay all costs and expenses of Lender in connection with the enforcement of this Agreement, the Note or the other Loan Documents, including reasonable legal fees and disbursements arising in connection therewith. Borrower also agrees to pay, and to save Lender harmless from any delay in paying stamp and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of this Agreement, the Note, the other Loan Documents, or any modification thereof.

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Section 14.4 Security Interest and Right of Set-off.

Lender shall have a continuing security interest for the Indebtedness in, as well as the right to set-off the obligations of Borrower hereunder against, all funds which Borrower may maintain on deposit with Lender, and, subject to the foregoing, Lender shall have a lien upon and a security interest in all property of Borrower in Lender’s possession or control which shall secure the Indebtedness of Borrower to Lender under this Agreement and the Loan Documents.

Section 14.5 Waiver of Marshaling.

Borrower shall not at any time hereafter assert any right under any law pertaining to marshaling (whether of assets or liens) and Borrower expressly agrees that Lender may execute or foreclose upon the Collateral in such order and manner as Lender, in its sole discretion, deems appropriate.

Section 14.6 Governing Law.

This Agreement and the Loan Documents shall be deemed to be contracts made under the laws of the State of Texas and for all purposes shall be governed by and construed in accordance with the laws of said state.

Section 14.7 Indemnity.

(a) Subject to the limitations set forth in Section 11.5 as to matters addressed therein, Borrower agrees to release, defend, indemnify and hold harmless Lender and its respective officers, employees, agents, attorneys and representatives (singularly, an “Indemnified Party”, and collectively, the “Indemnified Parties”) from and against any loss, cost, liability, damage or expense (including the reasonable fees and out-of-pocket expenses of counsel to Lender, including all local counsel hired by such counsel) (“Claim”) incurred by Lender in investigating or preparing for, defending against, or providing evidence, producing documents or taking any other action in respect of any commenced or threatened litigation, administrative proceeding or investigation under any federal securities law, federal or state environmental law, or any other statute of any jurisdiction, or any regulation, or at common law or otherwise, which is alleged to arise out of or is based upon any acts, practices or omissions or alleged acts, practices or omissions of Borrower or its agents or arises in connection with the duties, obligations or performance of the Indemnified Parties in negotiating, preparing, executing, accepting, keeping, completing, countersigning, issuing, selling, delivering, releasing, assigning, handling, certifying, processing or receiving or taking any other action with respect to the Loan Documents and all documents, items and materials contemplated thereby even if any of the foregoing arises out of an Indemnified Party’s ordinary negligence. THE INDEMNITY CONTAINED IN THIS Section 14.7(a) EXCLUDES ALL INDEMNITY MATTERS ARISING BY REASON OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY INDEMNIFIED PARTY. THE PARTIES INTEND FOR THE BORROWER’S INDEMNITY CONTAINED IN THIS Section 14.7(a) TO COVER ALL INDEMNITY MATTERS ARISING BY REASON OF THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER LEGAL FAULT OF THE INDEMNIFIED PARTIES. The indemnity set forth herein shall be in addition to any other obligations or liabilities of Borrower to Lender hereunder or at common law or otherwise, and shall survive any termination of this Agreement, the expiration of the Loans and the payment of all Indebtedness of Borrower to Lender hereunder and under the Loan Documents. If any Claim is asserted against any Indemnified Party, the Indemnified Party shall endeavor to notify Borrower of such Claim (but failure to do so shall not affect the indemnification herein made except to the extent of the actual harm caused by such failure). The Indemnified Party shall have the right to employ, at Borrower’s expense, counsel of the Indemnified Parties’ choosing and to control the defense of the Claim. Borrower may at its own expense also participate in the defense of any Claim. Each Indemnified Party may employ separate counsel in connection with any Claim to the extent such Indemnified Party believes it reasonably prudent to protect such Indemnified Party.

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(b) No Indemnified Party may settle any claim to be indemnified without the consent of the indemnitor, such consent not to be unreasonably withheld, provided that the indemnitor may not reasonably withhold consent to any settlement that an Indemnified Party proposes, if the indemnitor does not have the financial ability to pay all its obligations outstanding and asserted against the indemnitor at that time, including, without limitation, the maximum potential claims pending or to the knowledge of the Indemnified Party threatened against the Indemnified Party to be indemnified pursuant to this Section 14.7.

Section 14.8 Maximum Interest Rate.

(a) Notwithstanding anything set forth herein to the contrary, calculations of the Maximum Rate will be based upon the basis of a 365-day or 366-day year, as is applicable.

(b) Borrower agrees that the Maximum Rate to be charged or collected pursuant to this Agreement shall be determined in accordance with Chapter 303 of the Texas Finance Code based on the “weekly ceiling” (as such term is defined in Chapter 303 of the Texas Finance Code) from time to time in effect, provided that Lender may rely on other applicable Governmental Requirements, including without limitation the laws of the United States, for calculation of the Maximum Rate if the application thereof results in a greater Maximum Rate. The provisions of Chapter 346 of the Texas Finance Code (which regulates certain revolving loan accounts and revolving tri-party accounts), or any amendment or successor thereto, shall not apply to the Loans or any of the Loan Documents.

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(c) It is expressly stipulated and agreed to be the intent of Borrower and Lender at all times to comply with the applicable Texas law governing the maximum non-usurious rate or amount of interest payable on or in connection with the Indebtedness (or applicable United States federal law to the extent that it permits Lender to contract for, charge, take, reserve or receive a greater amount of interest than under Texas law). Lender shall never be entitled to receive, collect or apply, as interest on the Loans, any amount in excess of the Maximum Rate. If the applicable Governmental Requirements are ever judicially interpreted so as to render usurious any amount called for under the Loan Documents, or contracted for, charged, taken, reserved or received with respect to the Loans, or if the acceleration of the maturity of the Indebtedness or if any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by Governmental Requirements, then any such amount which would be excessive interest, shall be deemed a partial prepayment of principal and treated hereunder as such; and, if the Indebtedness is paid in full, any remaining excess shall forthwith be paid to Borrower. In addition, the provisions of the Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable Governmental Requirements, but so as to permit the recovery of the fullest amount otherwise called for thereunder.

(d) In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Maximum Rate, Borrower and Lender shall, to the maximum extent permitted under applicable Governmental Requirements (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) spread the total amount of interest throughout the entire contemplated term of the Note so that the interest rate is uniform throughout the term of the Note; provided that, if the Note is paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Rate, Lender shall refund to Borrower the amount of such excess or credit the amount of such excess against the Indebtedness, and, in such event, Lender shall not be subject to any penalties provided by any Governmental Requirements for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Rate.

Section 14.9 WAIVER OF JURY TRIAL; SUBMISSION TO JURISDICTION.

(a) TO THE FULLEST EXTENT PERMITTED BY GOVERNMENTAL REQUIREMENTS, BORROWER AND LENDER IRREVOCABLY AND EXPRESSLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) IN ANY WAY ARISING OUT OF OR RELATING TO (i) THE LOANS; (ii) ANY DOCUMENTS EXECUTED IN CONNECTION THEREWITH, INCLUDING, WITHOUT LIMITATION, THE NOTE, THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; (iii) THE RELATIONSHIP OF THE PARTIES THEREUNDER; (iv) THE TRANSACTIONS CONTEMPLATED THEREBY; OR (v) THE ACTIONS OF THE LENDER IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT OF ANY OF THE FOREGOING. IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS AGREEMENT. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY BORROWER AND LENDER, AND BORROWER AND LENDER HEREBY REPRESENT THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. BORROWER AND LENDER EACH FURTHER REPRESENT THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

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(b) ANY SUIT BY LENDER TO ENFORCE ANY RIGHT HEREUNDER OR TO OBTAIN A DECLARATION OF ANY RIGHT OR OBLIGATION HEREUNDER MAY, AT THE SOLE OPTION OF LENDER, BE BROUGHT (i) IN ANY COURT OF COMPETENT JURISDICTION IN HARRIS COUNTY, TEXAS, OR (ii) IN ANY COURT OF COMPETENT JURISDICTION WHERE JURISDICTION MAY BE HAD OVER BORROWER. BORROWER HEREBY EXPRESSLY CONSENTS TO THE JURISDICTION OF THE FOREGOING COURTS FOR SUCH PURPOSES.

Section 14.10 Severability.

If a court of competent jurisdiction finds any provision of this Agreement to be invalid or unenforceable as to any person or circumstance, such finding shall not render that provision invalid or unenforceable as to any other persons or circumstances. If feasible, any such offending provision shall be deemed to be modified to be within the limits of enforceability or validity; however, if the offending provision cannot be so modified, it shall be stricken and all other provisions of this Agreement in all other respects shall remain valid and enforceable.

Section 14.11 Headings.

Article and Section headings used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

Section 14.12 Confidentiality.

For the purposes of this Section 14.12, “Confidential Information” means information delivered to Lender by or on behalf of Borrower in connection with the transactions contemplated by or otherwise pursuant to this Agreement (including, without limitation, any information regarding the transactions contemplated hereby provided prior to the date of this Agreement), provided that such term does not include information that: (a) was publicly known or otherwise known to Lender prior to the time of such disclosure; (b) subsequently becomes publicly known through no act or omission by Lender or any Person acting on its behalf; or (c) otherwise becomes known to Lender other than through disclosure by Borrower. Lender will maintain the confidentiality of such Confidential Information in accordance with their standard procedures to protect confidential information of third parties delivered to Lender, provided that Lender may deliver or disclose Confidential Information to: (i) its directors, officers, employees, agents, attorneys and affiliates; (ii) its financial advisors and other professional advisors who are made aware of the confidential nature of such information; (iii) any other holder of the Note; (iv) any Person to which any Lender sells or offers to sell the Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 14.12); (v) any federal or state regulatory authority having jurisdiction over such Lender; (vi) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about its investment portfolio; or (vii) any other Person to which such delivery or disclosure may be necessary or appropriate: (w) to effect compliance with any law, rule, regulation or order applicable to Lender; (x) in response to any subpoena or other legal process; (y) in connection with any litigation to which such Lender is a party or an Event of Default has occurred and is continuing; or (z) to the extent such Lender may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or the protection of the rights and remedies under this Agreement and the other Loan Documents. Each holder of the Note or an interest therein, by its acceptance of the Note or an interest therein, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 14.12 as though it were a party to this Agreement.

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Section 14.13 Participations.

The Lender may at any time at no cost or expense to Borrower, without the consent of, or notice to Borrower, sell participations to any Person (other than a natural Person or Borrower or any affiliate or Subsidiary of Borrower) (each, a “Participant”) in all or a portion of Lender’s rights and/or obligations under this Agreement; provided that (i) Lender’s obligations under this Agreement shall remain unchanged, (ii) Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Lender shall remain the holder of the Loans (and the Note evidencing such Loan) for all purposes under this Agreement and the other Loan Documents, (iv) in any proceeding under any bankruptcy law Lender shall be, to the extent permitted by law, the sole representative with respect to the obligations held in the name of Lender, whether for its own account or for the account of any participant, and (v) the Borrower and Guarantors shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement.

Section 14.14 USA PATRIOT Act Notice and Customer Verification.

Lender is subject to the USA PATRIOT Act and hereby notifies the Borrower that pursuant to the “know your customer” regulations and the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name, address and tax identification number (and other identifying information in the event this information is insufficient to complete verification) that will allow such Lender to verify the identity of each Borrower. This information must be delivered to the Lender no later than five days prior to the effective date of this Agreement and thereafter promptly upon request. This notice is given in accordance with the requirements of the USA PATRIOT Act and is effective as to the Lender.

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Section 14.15 Final Agreement.

(a) THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN LENDER AND BORROWER AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BETWEEN LENDER AND BORROWER.

(b) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN LENDER AND BORROWER.

[Remainder of page intentionally left blank; signature pages to follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:
BLACK RIDGE OIL & GAS, INC.
a Nevada corporation
By: /s/Ken DeCubellis
Name: Ken DeCubellis
Title: Chief Executive Officer

(Signature page continues to the following page.)

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LENDER:
CADENCE BANK, N.A.

By: /s/ Steven Taylor
Name: Steven Taylor
Title: Vice President

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EXHIBIT A
REQUEST FOR LOAN

TO:	Cadence Bank, N.A. ATTN: Steven Taylor

RE:	Credit Agreement dated as of August 8, 2013 by and between Black Ridge Oil & Gas, Inc. and Cadence Bank, N.A. (the “Credit Agreement”)

Pursuant to the Credit Agreement, Black Ridge Oil & Gas, Inc. (the “Borrower”) hereby requests a Loan under the Loan Commitment. Said Loan shall be in the amount of $__________________, and will be _________ a Base Rate Loan or __________ a LIBOR Rate Loan. If a LIBOR Rate Loan, it is for ______ 30, ______ 60, or _______ 90 days. The borrowing date is ______________.

The Borrower certifies that as of the date hereof: (a) Borrower is in compliance with all conditions and requirements of the Credit Agreement; and (b) no condition, event, or act exists which, with or without notice or lapse of time or both, would constitute an Event of Default under the Credit Agreement.

Sincerely,

[Signature Of Borrower]

EXHIBIT B

COMPLIANCE CERTIFICATE

_____________________________

Date

Cadence Bank, N.A.

2800 Post Oak Blvd., Suite 3800

Houston, TX 77056

Ladies and Gentlemen:

This Compliance Certificate is submitted pursuant to the requirements of that certain Credit Agreement (the “Credit Agreement”) dated August 8, 2013, by and between Black Ridge Oil & Gas, Inc. (“Borrower”) and Cadence Bank, N.A. (“Lender”).

Under the appropriate paragraphs of the Credit Agreement, the undersigned certifies that, to the best of its knowledge and belief, no condition, event, or act which, with or without notice or lapse of time or both, would constitute an event of default under the terms of the Credit Agreement, has occurred during the three-month period ending ______________________ (the “Reporting Period”). Also, to the best of its knowledge, Borrower has complied with all provisions of the Credit Agreement.

Additionally, Borrower submits the following financial information for the Reporting Period in accordance with the financial covenants and ratios contained in the Credit Agreement.

I. MINIMUM CURRENT RATIO

Total Current Assets	$____________
Total Current Liabilities	$____________
Current Ratio	_____ to _____

Minimum Current Ratio Required	1.0 to 1.0

II. MAXIMUM NET DEBT TO EBITDAX RATIO

(a) Net Debt	$___________
(b) EBITDAX	$___________
(c) Ratio (as of _______________________)	_____ to ____

Maximum Ratio Permitted	3.5 to 1.0

III. MAXIMUM SENIOR LEVERAGE RATIO

(a) Indebtedness	$___________
(b) EBITDAX	$___________
(c) Ratio (as of _______________________)	_____ to ____

Maximum Ratio Permitted	2.5 to 1.0

IV. MINIMUM INTEREST COVERAGE RATIO

(a) EBITDAX	$___________
(b) Interest Expense	$___________
(c) Ratio (as of _______________________)	_____ to ____

Minimum Ratio Required	3.0 to 1.0

V. MINIMUM COLLATERAL COVERAGE RATIO

(a) Ratio (as of _______________________)	_____ to ____

Minimum Ratio Permitted	1.5 to 1.0

Sincerely,

[Signature Of Borrower]